THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 7, 2001
                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 033-53651

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated February 17, 1998)

                                  $20,000,000
                         LEHMAN BROTHERS HOLDINGS INC.
            10 UNCOMMON VALUES-REGISTERED TRADEMARK- INDEX SUNS(SM)
            STOCK UPSIDE NOTE SECURITIES(SM) NOTES DUE JULY 3, 2004
                               ------------------
GENERAL:

- Senior unsecured debt securities of Lehman Brothers Holdings.

- The 10 Uncommon Values index is composed of ten equal dollar-weighted common stocks or other equity securities selected each year by Lehman
  Brothers Inc.'s Investment Policy Committee with the assistance of Lehman Brothers Inc.'s Equity Research Department. Lehman Brothers Inc.'s Investment Policy Committee believes that the selected securities are attractive investments over the year for which they are chosen.

- Denominations: $1,000 and whole multiples of $1,000.

- Stated maturity date: July 3, 2004, subject to postponement if a market disruption event occurs.

- Application will be made to list the notes on the American Stock Exchange.

PAYMENTS:

- No interest or other payments prior to maturity.

-On the stated maturity date, Lehman Brothers Holdings will pay to you, per $1,000 note, the greater of:

  (1)  $1,000; and

  (2)  the alternative redemption amount.

The alternative redemption amount is equal to the lesser of (a) a fixed amount Lehman Brothers Holdings currently estimates to range from $1,430 to $1,470 and
(b) the product of:

(1) $1,000; and

(2) the average index level of the 10 Uncommon Values index, calculated as set forth below, divided by 100, which is the initial index level.

The average index level of the 10 Uncommon Values index is equal to the arithmetic average of the levels of the 10 Uncommon Values Index on:

September 28, 2001     March 28, 2003
December 28, 2001      June 28, 2003
March 28, 2002         September 28, 2003
June 28, 2002          December 28, 2003
September 28, 2002     March 28, 2004
December 28, 2002      June 28, 2004

If any of these dates is not a business day, the index level on the next date on which the index level can be calculated will be used unless that next date is the date on which the 10 Uncommon Values for the next year is being announced. In that case the first preceding date on which the index can be calculated will be used.

     INVESTING IN THE NOTES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                                                              PER NOTE      TOTAL
                                                              --------   -----------
Public offering price.......................................        %    $
Underwriting discount.......................................        %    $
Proceeds to Lehman Brothers Holdings........................        %    $

                            ------------------------

Lehman Brothers Holdings has granted the underwriter a 10-day option to purchase up to an additional $3,000,000 aggregate principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.
                            ------------------------

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about       , 2001.

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.
                            ------------------------

                                LEHMAN BROTHERS

            , 2001

"10 Uncommon Values" is a registered trademark of, and "Stock Upside Note Securities" and "SUNS" are service marks of, Lehman Brothers Inc.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                        PROSPECTUS SUPPLEMENT

SUMMARY INFORMATION--Q&A....................................     S-3
RISK FACTORS................................................     S-7
USE OF PROCEEDS AND HEDGING.................................    S-11
RATIO OF EARNINGS TO FIXED CHARGES..........................    S-11
DESCRIPTION OF THE NOTES....................................    S-12
THE INDEX...................................................    S-18
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...............    S-26
BOOK-ENTRY ISSUANCE.........................................    S-29
UNDERWRITING................................................    S-31
EXPERTS.....................................................    S-32

                              PROSPECTUS

AVAILABLE INFORMATION.......................................       2
DOCUMENTS INCORPORATED BY REFERENCE.........................       2
THE COMPANY.................................................       3
USE OF PROCEEDS.............................................       3
RATIO OF EARNINGS TO FIXED CHARGES..........................       3
DESCRIPTION OF DEBT SECURITIES..............................       4
DESCRIPTION OF WARRANTS.....................................      14
GLOBAL SECURITIES...........................................      21
UNITED STATES TAXATION......................................      24
CAPITAL REQUIREMENTS........................................      24
PLAN OF DISTRIBUTION........................................      24
ERISA MATTERS...............................................      26
LEGAL OPINIONS..............................................      26
INDEPENDENT ACCOUNTANTS.....................................      26

                            SUMMARY INFORMATION--Q&A

This summary highlights selected information from the prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-7 to determine whether an investment in the notes is appropriate for you. For your convenience, there are references throughout this document to specific page numbers where more detailed information on some of the terms and concepts discussed can be found.

WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings whose value is tied to the performance of the 10 Uncommon Values index. See "The Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on July 3, 2004, unless postponed because a market disruption event occurs. See "Description of the Notes--Determination of alternative redemption amount."

WHAT IS THE 10 UNCOMMON VALUES INDEX?

The 10 Uncommon Values index is made up of ten equal dollar-weighted common stocks or other equity securities selected each year by Lehman Brothers Inc.'s Investment Policy Committee with the assistance of Lehman Brothers Inc.'s Equity Research Department. Prior to selecting the common stocks or other equity securities underlying the index, analysts in the Equity Research Department evaluate companies that meet certain criteria, and submit to the Investment Policy Committee, consisting of senior members of the Equity Research Department, those companies that they believe exhibit the best and most exemplary qualities. From the Equity Research Department's submissions, the Investment Policy Committee will select the ten stocks or other equity securities that appear to be attractive investments over the year for which they are chosen.

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE MATURITY?

None. No payments will be made on the notes before maturity.

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

Lehman Brothers Holdings has designed the notes for investors who want to protect their investment by receiving at least the principal amount of their investment on the stated maturity date and who also want to participate in a possible increase in the 10 Uncommon Values index. On the stated maturity date, you will receive a payment per $1,000 note equal to the greater of:

- $1,000; and

- the alternative redemption amount.

The alternative redemption amount per $1,000 note is equal to the lesser of
(a) a fixed amount Lehman Brothers Holdings currently estimates to range from $1,430 to $1,470 and (b) the product of:

(1) $1,000; and

(2) the average index level of the 10 Uncommon Values index, calculated as set forth below, divided by 100, which is the initial index level.

The average index level of the 10 Uncommon Values index is equal to the arithmetic average of the levels of the 10 Uncommon Values index on:

September 28, 2001     March 28, 2003
December 28, 2001      June 28, 2003
March 28, 2002         September 28, 2003
June 28, 2002          December 28, 2003
September 28, 2002     March 28, 2004
December 28, 2002      June 28, 2004

If any of these dates is not a business day, the index level on the next date on which the index level can be calculated will be used unless that next date is the date on which the 10 Uncommon Values for the next year is being announced. In that case the first preceding date on which the index can be calculated will be used. The level of the 10 Uncommon Values index will include any cash included in the index as a result of extraordinary corporate transactions involving the issuers of the common stocks or other equity securities.

See "Description of the Notes--Determination of the alternative redemption amount," "The Index--Maintenance of the 10 Uncommon Values index" and "--Adjustments to the multipliers and the 10 Uncommon Values index" for details.

ALTERNATIVE REDEMPTION AMOUNT--EXAMPLES

Here are three examples of hypothetical alternative redemption amount calculations:

EXAMPLE 1: ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE AVERAGE INDEX LEVEL OF THE 10 UNCOMMON VALUES INDEX ON THE DATE FOR DETERMINING THE LEVEL OF THE 10 UNCOMMON VALUES INDEX FOR THE LAST QUARTERLY PERIOD IS 80 AND THE MAXIMUM AMOUNT PAYABLE PER $1,000 NOTE IS $1,450;

Alternative redemption amount per $1,000 note = $800, which is the lesser of
(x) $1,450 and (y) the product of:

(1) $1,000; and

(2) 80/100.

As a result, on the stated maturity date, you would receive the minimum amount payable of $1,000 per $1,000 note because that amount is greater than $800 and less than $1,450;

EXAMPLE 2: ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE AVERAGE INDEX LEVEL OF THE 10 UNCOMMON VALUES INDEX ON THE DATE FOR DETERMINING THE LEVEL OF THE 10 UNCOMMON VALUES INDEX FOR THE LAST QUARTERLY PERIOD IS 125 AND THE MAXIMUM AMOUNT PAYABLE PER $1,000 NOTE IS $1,450;

Alternative redemption amount per $1,000 note = $1,250, which is the lesser of
(x) $1,450 and (y) the product of:

(1) $1,000; and

(2) 125/100.

As a result, on the stated maturity date, you would receive $1,250 per $1,000 note because that amount is greater than $1,000 and less than $1,450.

EXAMPLE 3: ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE AVERAGE INDEX LEVEL OF THE 10 UNCOMMON VALUES INDEX ON THE DATE FOR DETERMINING THE LEVEL OF THE 10 UNCOMMON VALUES INDEX FOR THE LAST QUARTERLY PERIOD IS 170 AND THE MAXIMUM AMOUNT PAYABLE PER $1,000 NOTE IS $1,450;

Alternative redemption amount per $1,000 note = $1,450, which is the lesser of
(x) $1,450 and (y) the product of:

(1) $1,000; and

(2) 170/100.

As a result, on the stated maturity date, you would receive the maximum amount payable of $1,450 per $1,000 note because that amount is greater than $1,000 and less than $1,700.

To the extent the average index level of the 10 Uncommon Values index on the date for determining the level of the 10 Uncommon Values index for the last quarterly period differs from the levels assumed above or to the extent the maximum amount payable per $1,000 note is less than $1,450, the results indicated above would be different.

HOW HAS THE 10 UNCOMMON VALUES INDEX PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, beginning on page S-19, showing the performance of the 10 Uncommon Values index from 1949 through 2000 (calculated as of June 6, 2001). Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the 10 Uncommon Values index so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the index or notes will perform in the future.

WHAT CHANGES WILL OCCUR IN THE 10 UNCOMMON VALUES INDEX?

On or about July 1 of each year, the common stocks and other equity securities that underlie the 10 Uncommon Values index will be replaced when Lehman
Brothers Inc. chooses the ten new common stocks or other equity securities that will make up the 10 Uncommon Values index for the next twelve-month period. In addition, changes will be made to the index if the issuers whose common stocks or other equity securities underlie the index engage in extraordinary transactions. For example, if an issuer is not the surviving entity in a merger, the issuer's common stock will be removed from the index and the index will then include equity securities of the successor entity or cash received in the merger plus accrued interest. Also as an example, if an issuer distributes equity securities of a subsidiary to shareholders, the subsidiary's equity securities will then be added to the index. See "The Index--Adjustments to the multipliers and the 10 Uncommon Values index."

HOW WILL I BE ABLE TO FIND THE COMMON STOCKS AND OTHER EQUITY SECURITIES INCLUDED IN THE 10 UNCOMMON VALUES INDEX AND THE LEVEL OF THE 10 UNCOMMON VALUES INDEX?

You may obtain a listing of the common stocks and other equity securities included in the 10 Uncommon Values index from Lehman Brothers Inc.'s website at http://www.lehman.com. You may also obtain the level of the 10 Uncommon Values index from the Bloomberg-Registered Trademark- service under the symbol
"      ," beginning on or about July   , 2001. The ten common stocks or other
equity securities that will initially make up the 10 Uncommon Values index for
the twelve-month period beginning June   , 2001 will be listed in the final
prospectus supplement.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-7.

WHAT ABOUT TAXES?
The notes will be subject to U.S. Treasury regulations that apply to contingent payment debt instruments. As a result, you will be subject to federal income tax on the accrual of original issue discount in respect of the notes. In addition, gain or loss on the sale, exchange or other disposition will generally be ordinary gain or loss. See "United States Federal Income Tax Consequences."

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high net worth clients and customers. Lehman Brothers Holdings' worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region. See "Available Information," "Documents Incorporated by Reference" and "The Company" on pages 2 and 3 of the accompanying prospectus.

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Each year, Lehman
Brothers Inc.'s Investment Policy Committee, with the assistance of Lehman Brothers Inc.'s Equity Research Department, will select the common stocks or other equity securities that make up the 10 Uncommon Values index. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See "Risk Factors--Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will determine the common stocks or other equity securities included in the 10 Uncommon Values index and act as the calculation agent" and "Description of the Notes--Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes, and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman
Brothers Inc. will not be obligated to engage in any of these market activities, or to continue them once they are begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your notes.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

Lehman Brothers Holdings will apply to list the notes on the American Stock Exchange. You should be aware that the listing of the notes on the American Stock Exchange, if accepted, will not necessarily ensure that a liquid trading market will be available for the notes.

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the maturity date due, among other things, to fluctuations in the price of the common stocks and other equity securities that make up the 10 Uncommon Values index and other events that are difficult to predict and beyond Lehman Brothers Holdings' control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS HOLDINGS IN SEVERAL WAYS.

- THE MAXIMUM AMOUNT PAYABLE PER $1,000 NOTE OF $         MAY LIMIT YOUR
  POTENTIAL RETURN ON YOUR INVESTMENT TO LESS THAN THE ACTUAL INCREASE OF THE AVERAGE INDEX LEVEL OVER THE INITIAL INDEX LEVEL. Your maximum return will be limited to an amount between 43% and 47% of the principal amount of the notes. That amount may be less than the actual increase of the average index level over the initial index level.

- IF THE ALTERNATIVE REDEMPTION AMOUNT IS LESS THAN OR EQUAL TO $1,000 PER $1,000 NOTE, YOU WILL ONLY RECEIVE THE PRINCIPAL AMOUNT OF THE NOTE ON THE STATED MATURITY DATE. This may be true even if the average index level exceeds the initial index level at some time during the life of the notes but later falls below it.

- THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE YIELD ON A CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount Lehman Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may only equal the principal amount, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

- NO PERIODIC INTEREST WILL BE PAID ON THE NOTES. No periodic payments of interest will be made on the notes. However, because the notes will be classified as contingent payment debt instruments for United States federal income tax purposes, they will be considered to be issued with original issue discount. As a result, you will be required to include the original issue discount in income during your ownership of the notes, subject to some adjustments. See "United States Federal Income Tax Consequences."

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE COMMON STOCKS OR OTHER EQUITY SECURITIES UNDERLYING THE 10 UNCOMMON VALUES INDEX.

- YOUR POTENTIAL RETURN OVER YOUR PRINCIPAL INVESTMENT IS LIMITED. The notes provide less opportunity for equity appreciation than a direct investment in the common stocks or other equity securities that make up the 10 Uncommon Values index because the appreciation in the average index level of the 10 Uncommon Values index which you will be entitled to benefit from will be limited to a percentage, which we currently estimate to range from 43% to 47% of the initial index level. If the average index level increases by more than this percentage during the term of the notes, your return on the notes will be less than your return would be if you had owned the common stocks or other equity securities that make up the 10 Uncommon Values index.

- YOUR RETURN WILL NOT REFLECT DIVIDENDS ON THE COMMON STOCKS OR OTHER EQUITY SECURITIES UNDERLYING THE 10 UNCOMMON VALUES INDEX. Your return on the notes will not reflect the return you would realize if you actually owned the common stocks or other equity securities underlying the 10 Uncommon Values index and received the dividends paid on those common stocks or other equity securities. This is because the calculation agent will calculate the amount payable to you by reference to the prices of the common stocks and other equity securities underlying the index without taking into consideration the value of dividends paid on those common stocks or other equity securities.

- THE AVERAGE INDEX LEVEL MAY BE LESS THAN THE LEVEL OF THE 10 UNCOMMON VALUES INDEX AT THE STATED MATURITY DATE OF THE NOTES OR AT OTHER TIMES DURING THE TERM OF THE NOTES. Because the average index level will be calculated based on the level of the 10 Uncommon Values index at the end of twelve calendar quarters, the level of the index at the stated maturity date or at other times during the term of the notes could be higher than the average index level as so calculated. This difference could be particularly large if there is a significant increase in the level of the index during the latter portion of the term of the notes.

HISTORICAL 10 UNCOMMON VALUES RETURNS SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE 10 UNCOMMON VALUES INDEX DURING THE TERM OF THE NOTES.

The trading prices of the common stocks and other equity securities underlying the 10 Uncommon Values index and any cash included in the index will determine the index level. As a result, it is impossible to predict whether the index level will fall or rise. Trading prices of the common stocks and other equity securities underlying the index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the underlying common stocks and other equity securities themselves. In addition, individuals on the Investment Policy Committee and in the Equity Research Department of Lehman Brothers Inc. who participate in the selection of the common stocks or other equity securities that underlie the 10 Uncommon Values index have changed from time to time since the introduction of the 10 Uncommon Values index and may also change during the term of the notes.

THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE RELATED IN COMPLEX WAYS.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their principal amount, if, at that time, the current average index level is less than, equal to, or not sufficiently above the index's initial level of 100. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

- INDEX LEVEL. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the amount, if any, by which the current average index level exceeds the initial index level. If you decide to sell your notes when the average index level does not exceed the initial index level, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on that average index level because of expectations that the 10 Uncommon Values index will continue to fluctuate until the alternative redemption amount is determined. If you decide to sell your notes when the average index level is below the initial index level, you can expect to receive less than the principal amount of the note. Political, economic and other developments that affect the outlook for securities underlying the index may also affect the level of the index and could indirectly affect the value of the notes.

- INTEREST RATES. The trading value of the notes may be affected by changes in interest rates. In general, if U.S. interest rates change, the trading value of the notes may be adversely affected by changes in U.S. interest rates.

- VOLATILITY OF THE 10 UNCOMMON VALUES INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the index changes, the trading value of the notes may be adversely affected by changes in U.S. interest rates. The securities in the index have recently been volatile.

- MERGER AND ACQUISITION TRANSACTIONS. Some of the common stocks or other equity securities underlying the 10 Uncommon Values index may be affected by mergers and acquisitions, which can contribute to volatility of the index. Additionally, as a result of a merger or acquisition, one or more common stocks or other equity securities underlying the index may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the common stock originally included in the index.

- TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

- DIVIDEND YIELDS. If dividend yields on the common stocks or other equity securities underlying the 10 Uncommon Values index increase, the value of the notes may be adversely affected because the index does not incorporate the value of those payments.

- LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

- ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THE UNDERLYING COMPANIES. General economic conditions and earnings results of the companies whose common stocks and other equity securities underlie the 10 Uncommon Values index and real or anticipated changes in those conditions or results may affect the market value of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the average index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

THE VALUE AND LIQUIDITY OF THE NOTES MAY BE AFFECTED BY MARKET REACTIONS TO THE NEW COMMON STOCKS OR OTHER EQUITY SECURITIES CHOSEN TO UNDERLIE THE 10 UNCOMMON VALUES INDEX.

On or about July 1 of each year, the new common stocks or other equity securities will be chosen which will underlie the 10 Uncommon Values index for the upcoming year. The value of the notes in the secondary market may decrease around that time if investors and other market participants who buy and sell the notes view the new common stocks or other equity securities underlying the index unfavorably and decide to sell their notes or not to buy notes. If you choose to sell your notes at this time, you may receive significantly less than the amount you paid for the notes. Additionally, because there may be less demand for the notes, you may have trouble selling your notes.

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE COMMON STOCKS OR OTHER EQUITY SECURITIES MAKE UP THE 10 UNCOMMON VALUES INDEX.

Actions by any company whose common stock or other equity security is part of the 10 Uncommon Values index may have an adverse effect on the price of its common stock or other equity security, the index and the notes. In addition, these companies are not involved in the offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes made hereby and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on the stated maturity date.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS LEHMAN BROTHERS INC., WHICH WILL DETERMINE THE COMMON STOCKS OR OTHER EQUITY SECURITIES INCLUDED IN THE 10 UNCOMMON VALUES INDEX AND ACT AS THE CALCULATION AGENT.

Lehman Brothers Holdings controls Lehman Brothers Inc., whose Investment Policy Committee, with the assistance of Lehman Brothers Inc.'s Equity Research Department, will select the common stocks or other equity securities included on the 10 Uncommon Values index each year. Lehman Brothers Inc. will, among other things, also act as the calculation agent, which determines the amount you will receive on the notes, whether adjustments should be made to the multipliers and the index and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See "Description of the Notes--Payment on the stated maturity date," "--Market disruption events" and "The Index--Adjustments to the multipliers and the 10 Uncommon Values index."

THE COMMON STOCKS OR OTHER EQUITY SECURITIES THAT WILL MAKE UP THE 10 UNCOMMON VALUES INDEX HAVE NOT YET BEEN SELECTED, WILL CHANGE EVERY YEAR AND COULD BE CONCENTRATED IN ONE OR MORE INDUSTRIES.

The common stocks or other equity securities that make up the 10 Uncommon Values index have not yet been selected and will change every year. It is possible that two or more of the common stocks or other equity securities that make up the index in any year could be issued by companies whose principal business activities are in the same industry and therefore, the index could be deemed to be concentrated in that industry. If the index is concentrated in any industry, it will be more susceptible to developments affecting that industry and may be subject to greater risk of loss. Industry concentration of the index in a particular year could be different in later years.

PURCHASES AND SALES OF COMMON STOCKS OR OTHER EQUITY SECURITIES UNDERLYING THE 10 UNCOMMON VALUES INDEX BY LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF THOSE COMMON STOCKS OR OTHER EQUITY SECURITIES OR THE LEVEL OF THE 10 UNCOMMON VALUES INDEX.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell shares of common stocks or other equity securities underlying the 10 Uncommon Values index or derivative instruments related to those common stocks or other equity securities for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those common stocks or other equity securities or the level of the index. See "Use of Proceeds and Hedging."

TAX CONSEQUENCES

For U.S. federal income tax purposes, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount, which you will be required to include in income during your ownership of the notes, subject to some adjustments although you will receive no cash payments during the term of the notes. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the notes. See "United States Federal Income Tax Consequences."

                          USE OF PROCEEDS AND HEDGING

An amount equal to approximately     % of the proceeds to be received by Lehman
Brothers Holdings from the sale of the notes has been or will be used by Lehman Brothers Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire common stocks or other equity securities that make up the 10 Uncommon Values index. Lehman Brothers Holdings or one or more of its subsidiaries may also acquire listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, those common stocks and other equity securities to hedge Lehman Brothers Holdings' obligations under the notes. The balance of the proceeds will be used for general corporate purposes. See "Use of Proceeds" on page 3 of the accompanying prospectus.

From time to time after the initial offering and prior to the maturity of the notes, depending on market conditions, including the market price of the common stocks and any other equity securities that underlie the 10 Uncommon Values index, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those common stocks or other equity securities or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to, those common stocks or other equity securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.
To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in the common stocks or other equity securities that make up the 10 Uncommon Values index, or options contracts or other derivative or synthetic instruments related to those common stocks or other equity securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the common stocks and other equity securities that underlie the index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the price of the common stocks or other equity securities that make up the 10 Uncommon Values index and, accordingly, increase or decrease the level of the index. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the common stocks or other equity securities that make up the index, these activities could have such an effect.

                       RATIO OF EARNINGS TO FIXED CHARGES

                     YEAR ENDED NOVEMBER 30,                        THREE MONTHS ENDED
-----------------------------------------------------------------      FEBRUARY 28,
        1996              1997       1998       1999       2000            2001
---------------------   --------   --------   --------   --------   ------------------
1.06                      1.07       1.07       1.12       1.14            1.12

                            DESCRIPTION OF THE NOTES

GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

- the accompanying prospectus; and

- this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt Securities" beginning on page 4 of the accompanying prospectus. The notes are "Senior Debt" as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue $20,000,000 ($23,000,000 if the underwriter's over-allotment option is exercised in full) aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of $1,000.

INTEREST

No interest is payable on the notes or the principal amount of the notes.

PAYMENT ON THE STATED MATURITY DATE

The notes will mature on July 3, 2004, unless postponed because a market disruption event occurs; see "--Determination of alternative redemption amount" below. You will be entitled to receive per $1,000 note, on the stated maturity date, the greater of:

- $1,000; and

- the alternative redemption amount, as described below.

If the alternative redemption amount is less than or equal to $1,000 per $1,000 note, because the repayment of 100% of your principal amount is protected, you will be entitled to receive $1,000 per $1,000 note on the stated maturity date.

DETERMINATION OF ALTERNATIVE REDEMPTION AMOUNT

The alternative redemption amount per $1,000 note is equal to the lesser of
(a) a fixed amount Lehman Brothers Holdings currently estimates to range from $1,430 and $1,470 and (b) the product of:

(1) $1,000; and

(2) the average index level of the 10 Uncommon Values index, calculated as set forth below divided by 100, which is the initial index level.

The average index level of the 10 Uncommon Values index is equal to the arithmetic average of the levels of the 10 Uncommon Values Index on:

September 28, 2001      March 28, 2003
December 28, 2001       June 28, 2003
March 28, 2002          September 28, 2003
June 28, 2002           December 28, 2003
September 28, 2002      March 28, 2004
December 28, 2002       June 28, 2004

If any of these dates is not a business day, the index level on the next date on which the index level can be calculated will be used unless that next date is the date on which the 10 Uncommon Values for the next year is being announced. In that case the first preceding date on which the 10 Uncommon Values index can be calculated will be used.

The average index level of the 10 Uncommon Values index will be determined by the calculation agent and will be based on the average closing prices of the common stocks and other equity securities underlying the index, and any cash included in the index, on the dates specified in the preceding paragraph. If, for purposes of determining the closing level of the 10 Uncommon Values index, a market disruption event for any underlying common stock or other equity security occurs on the day on which the closing prices are to be determined, then the price of that common stock or other equity security will initially be determined using the closing price on the previous business day on which there was not a market disruption event. The closing price that was initially determined will then be adjusted, once a market disruption event ceases to exist, to equal the average execution price an affiliate of Lehman Brothers Holdings receives upon the sale of that common stock or other equity security used to hedge Lehman Brothers Holdings' obligations under the notes. If a market disruption event occurs on June 28, 2004, the payment you receive on the notes will be postponed until four business days after the date that the Lehman Brothers Holdings affiliate completes such sale.

If any of the common stocks or other equity securities underlying the 10 Uncommon Values index are listed or traded on a bulletin board on a date specified above, the value of those common stocks or other equity securities will be determined using the average execution price that an affiliate of Lehman Brothers Holdings receives upon the sale of those common stocks or other equity securities used to hedge Lehman Brothers Holdings' obligations under the notes.

"Closing prices" means the closing prices on the relevant exchange, trading system or market at 4:00 p.m., New York City time.

MARKET DISRUPTION EVENTS

A market disruption event with respect to a common stock or other equity security underlying the 10 Uncommon Values index will occur on any day if the calculation agent determines that:

- A suspension, absence or material limitation of trading in that common stock or other equity security has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the primary organized U.S. exchange or trading system on which that security is traded or, in the case of a common stock or other equity security not listed or quoted in the United States, on the primary exchange, trading system or market for that security. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other exchange, trading system, or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B, may be considered material. For purposes of this prospectus supplement, "trading system" includes bulletin board services. Notwithstanding the first sentence of this paragraph, a market disruption event for a security traded on a bulletin board means a suspension, absence or material limitation of trading of that security for more than two hours or during the one hour period preceding 4:00 p.m. New York City time.

- A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading in options contracts related to that common stock or that other equity security, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which those options contracts are traded or otherwise.

- Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of that common stock or that other equity security or in respect of options contracts related to that common stock or that other equity security, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market.

For purposes of determining whether a market disruption event has occurred:

- a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

- any suspension in trading in an options contract on a common stock or other equity security underlying the 10 Uncommon Values index by a major securities exchange, trading system or market by reason of:

    - a price change violating limits set by such securities market,

    - an imbalance of orders relating to those contracts, or

    - a disparity in bid and ask quotes relating to those contracts,

will constitute a market disruption event notwithstanding that the suspension or material limitation is less than two hours;

- a suspension or material limitation on an exchange, trading system or in a market will include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange, trading system or market but will not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

- "close of trading" means 4:00 p.m., New York City time.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Based on the information currently available to Lehman Brothers Holdings, on October 27, 1997, the New York Stock Exchange suspended all trading during the one-half hour period preceding the close of trading pursuant to New York Stock Exchange Rule 80B. On April 3, 1992, no trading took place on the Chicago Mercantile Exchange, because a flood that severely affected the operations of many of the CME's member institutions caused the CME to suspend trading for the entire day. On August 12, 1999, the Chicago Board of Trade suspended all trading after 2:00 p.m., New York City time, because a power failure in the Chicago downtown area caused the CBT to close an hour early. The same power failure also caused the Chicago Board Options Exchange to halt trading for a one-half hour period. On September 16, 1999, stormy weather from Hurricane Floyd led the New York Mercantile and Commodity Exchange and the New York Board of Trade to close early at noon and 1:00 p.m., respectively, New York City time. If any suspension of trading caused by similar events occurs during the term of the notes, that event could constitute a market disruption event. The existence or non-existence of such circumstances, however, is not necessarily indicative of the likelihood of those circumstances arising or not arising in the future.

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical average index levels of the 10 Uncommon Values index on the date for determining the level of the 10 Uncommon Values index for the last quarterly period:

- the hypothetical average index level of the 10 Uncommon Values index;

- the hypothetical alternative redemption amount per $1,000 note;

- the percentage change from the principal amount to the hypothetical alternative redemption amount;

- the hypothetical total amount payable at stated maturity per $1,000 note;

- the hypothetical total rate of return; and

- the hypothetical pre-tax annualized rate of return;

                                                                 HYPOTHETICAL
HYPOTHETICAL AVERAGE    HYPOTHETICAL                             TOTAL AMOUNT
   INDEX LEVEL AT       ALTERNATIVE     PERCENTAGE CHANGE OF      PAYABLE AT                      HYPOTHETICAL
 MATURITY OF THE 10      REDEMPTION    ALTERNATIVE REDEMPTION       STATED       HYPOTHETICAL        PRE-TAX
   UNCOMMON VALUES       AMOUNT PER       AMOUNT OVER THE        MATURITY PER    TOTAL RATE OF     ANNUALIZED
        INDEX           $1,000 NOTE       PRINCIPAL AMOUNT      $1,000 NOTE(1)      RETURN*      RATE OF RETURN*
---------------------   ------------   ----------------------   --------------   -------------   ---------------
          50                $ 500                -50%               $1,000            0.0%             0.00%
          60                  600                -40                 1,000            0.0              0.00
          70                  700                -30                 1,000            0.0              0.00
          80                  800                -20                 1,000            0.0              0.00
          90                  900                -10                 1,000            0.0              0.00
         100                1,000                  0                 1,000            0.0              0.00
         110                1,100                 10                 1,100           10.0              3.23
         120                1,200                 20                 1,200           20.0              6.27
         130                1,300                 30                 1,300           30.0              9.14
         140                1,400                 40                 1,450           40.0             11.87
         150                1,450                 45                 1,450           45.0             13.19
         160                1,450                 45                 1,450           45.0             13.19
         170                1,450                 45                 1,450           45.0             13.19
         180                1,450                 45                 1,450           45.0             13.19
         190                1,450                 45                 1,450           45.0             13.19
         200                1,450                 45                 1,450           45.0             13.19

------------------------------

* For purposes of this table, Lehman Brothers Holdings assumes that the maximum amount payable per $1,000 note is $1,450. To the extent the maximum amount payable per $1,000 note is more or less than $1,450, the results indicated above would be different.

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rate of return will depend entirely on the actual average index level of the 10 Uncommon Values index and the alternative redemption amount determined by the calculation agent. In particular, the actual average index level of the 10 Uncommon Values index could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the alternative redemption amount, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive at the stated maturity of the notes. The calculation agent will determine the alternative redemption amount and whether you will receive the alternative redemption amount or $1,000 per $1,000 note.

In addition, the calculation agent will determine:

- the closing level of the 10 Uncommon Values index at the end of each three-month period; see "The Index--Maintenance of the 10 Uncommon Values index";

- if adjustments are required to the multipliers or the 10 Uncommon Values index under various circumstances; see "The Index-Adjustments to the multipliers and the 10 Uncommon Values index"; and

- whether a market disruption event has occurred; see "--Market disruption events."

Furthermore, if the American Stock Exchange is unable to obtain certain information necessary for its daily calculation and dissemination of the level of the 10 Uncommon Values index, the calculation agent will provide the necessary information. See "The Index--Maintenance of the 10 Uncommon Values index." For these purposes, including calculation of the alternative redemption amount, the calculation agent will use the following procedures:

- For determining the value of an underlying foreign common stock or other equity security underlying the 10 Uncommon Values index, the calculation agent will, once a day, value the underlying security using the most recent sales price available from the primary exchange, trading system or market in the home market quoted as of 4:00 p.m., New York City time, for the foreign common stock or other equity security.

- For determining the applicable foreign exchange conversion rate for any foreign common stock or other equity security underlying the 10 Uncommon Values index, the calculation agent will use the appropriate official W.M. Reuters spot closing rates, if available, to convert non-U.S. traded securities prices from the respective countries' currencies to U.S. dollars. If there are several quotes, the first quoted rate in that minute will be used to calculate the index. In the event there is no such exchange rate for a country's currency at 11:00 a.m., New York City time, securities will be valued at the last available dollar cross-rate quote before 11:00 a.m., New York City time.

- For determining the value of a common stock or other equity security that is listed or quoted on a bulletin board service, the calculation agent will:

    - when calculating the alternative redemption amount or the closing level of the 10 Uncommon Values index for the end of each three-month period, use the average execution price that an affiliate of Lehman Brothers Holdings receives upon a sale of that common stock or other equity security used to hedge Lehman Brothers Holdings' obligations under the notes; and

    - when calculating the value of the 10 Uncommon Values index each day, the calculation agent will use the average of the midpoint of the bid and ask prices provided by three market makers in that common stock or other equity security. The calculation agent will normally obtain the bid and ask prices promptly upon the opening of trading on that day.

- For determining the value of other property, an equity security that is not traded or listed on an exchange, trading system or market or a non-equity security if an event occurs as described in "The Index--Adjustments to the multipliers and the 10 Uncommon Values index," the calculation agent will determine, as soon as reasonably practicable after the date the property or security is received, the fair market value of that property or security based on the average execution price that an affiliate of Lehman Brothers Holdings receives upon a sale of that property or security used to hedge Lehman Brothers Holdings' obligations under the notes.

- For determining the value of any common stock or other equity security underlying the 10 Uncommon Values index, the "close of business" or "at closing" means 4:00 p.m., New York City time.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the greater of $1,000 or the alternative redemption amount, calculated as though the date of acceleration was the stated maturity date and four business days before that date was the date for determining the level of the 10 Uncommon Values index for the last quarterly period. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claims of the holder of a note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was the stated maturity date and four business days before that date was the date for determining the level of the 10 Uncommon Values index for the last quarterly period. See "Description of Debt Securities--Events of Default" beginning on page 9 of the accompanying prospectus.

                                   THE INDEX

Each year since 1949, the Investment Policy Committee of Lehman Brothers Inc., with the assistance of its Equity Research Department (or of a predecessor firm), has selected a portfolio of "10 Uncommon Values" in common stocks or other equity securities. The Equity Research Department currently follows approximately 1,000 companies. Months before the Investment Policy Committee makes the final determination for the annual 10 Uncommon Values portfolio, Lehman Brothers Inc.'s equity analysts evaluate companies that meet certain criteria, and submit to the Investment Policy Committee those companies that they believe exhibit the best and most exemplary qualities. As in the past, the Investment Policy Committee, consisting of senior members of the Equity Research Department, will select from the analysts' submissions the ten common stocks or other equity securities that appear to be attractive investments over the year for which they are chosen.

Prior to the release to the public of the common stocks or other equity securities that will underlie the 10 Uncommon Values index for the next twelve months, no one will know the identities of the underlying common stocks or other equity securities other than:

- the Investment Policy Committee of Lehman Brothers Inc.;

- certain analysts in the Equity Research Department who are not on the Investment Policy Committee but who cover the component-companies and who are responsible for preparing marketing materials; and

- those members of Lehman Brothers Inc.'s investment banking department who manage client relations with the component-companies. Lehman Brothers Inc.'s compliance department will monitor and review the personal trading activities of the Lehman Brothers Inc. employees who know the identities of the component-companies prior to their release to the public. In addition, certain employees of the American Stock Exchange will know the identities of the component-companies prior to their release. In order to prepare for the dissemination of the index levels, including the preparation of the exchange's systems, employees of the American Stock Exchange must know the identities of the component-companies.

PERFORMANCE RECORD OF THE 10 UNCOMMON VALUES PORTFOLIOS GENERALLY

Lehman Brothers Inc. has calculated for each year in the period 1949-2000 (calculated as of June 6, 2001), results of investment in the 10 Uncommon Values portfolios assuming:

- purchase of approximately equal dollar amounts of each of the 10 Uncommon Values common stock or other equity securities selected in a given year at the closing sale prices immediately prior to the announcement of the choices;

- all ten common stocks or other equity securities are held for approximately twelve months, generally ending on June 30; and

- the portfolio is sold at the closing sale prices on the trading day prior to the announcement of the new 10 Uncommon Values common stock selections.

These calculations do not include accumulation or reinvestment of dividends and do not take into account capital gains taxes and brokerage commissions. The calculation of the historical performance figures differs from the method that will be used to determine the average index level and the alternative redemption amount and the calculation of the 10 Uncommon Values index that will be disseminated by the American Stock Exchange. The historical performance of the 10 Uncommon Values was determined using the closing sale prices of the common stocks or other equity securities underlying the 10 Uncommon Values on the trading day prior to the announcement of the new common stocks or other equity securities that would underlie the 10 Uncommon Values for the next twelve months. In contrast, the average index level and the alternative redemption amount will be determined using the arithmetic average of the levels of the 10 Uncommon Values index at the end of twelve calendar quarters. The American

Stock Exchange will calculate the 10 Uncommon Values index by using the closing price of the common stocks and other equity securities underlying the index and any cash included in the index.

Between 1949 and 2000 (calculated as of June 6, 2001), of the 520 common stocks recommended, 348 advanced, 169 declined and 3 remained unchanged in the year of the recommendation. During this period, the 10 Uncommon Values portfolio has outperformed the S&P 500 in 38 of 52 years. The level of the 10 Uncommon Values portfolio has declined in 12 of 52 years. The charts below set forth for each year in the period 1949-2000 (calculated as of June 6, 2001):

- the percentage change in the S&P 500;

- the percentage change in the 10 Uncommon Values; and

- the number of 10 Uncommon Values stocks in each year that advanced, declined or remained unchanged.

                                                                                                      10 UNCOMMON
                                           PERCENTAGE CHANGE                                         VALUES STOCKS
                                  -----------------------------------                          --------------------------
YEAR                              S&P 500          10 UNCOMMON VALUES         ADVANCE          DECLINE          UNCHANGED
----                              --------         ------------------         --------         --------         ---------
1949.....................           23.03%                 46.49%                 10                0                 0
1950.....................           17.78                  40.85                  10                0                 0
1951.....................           17.44                  14.54                   8                2                 0
1952.....................           -3.63                  -4.67                   4                6                 0
1953.....................           21.00                  33.64                  10                0                 0
1954.....................           40.47                  51.49                  10                0                 0
1955.....................           14.48                  -1.78                   5                5                 0
1956.....................            0.62                  11.80                   7                3                 0
1957.....................           -4.99                  -4.65                   3                7                 0
1958.....................           29.13                  62.49                  10                0                 0
1959.....................           -1.79                  -7.48                   3                7                 0
1960.....................           13.44                  34.40                  10                0                 0
1961.....................          -12.54                  -9.51                   2                8                 0
1962.....................           24.36                  45.05                  10                0                 0
1963.....................           15.15                  25.69                  10                0                 0
1964.....................            2.68                   5.12                   6                4                 0
1965.....................            2.17                  18.89                   7                2                 1
1966.....................            7.07                  17.72                   7                3                 0
1967.....................            9.60                  22.97                   9                1                 0
1968.....................           -2.26                  28.00                  10                0                 0
1969.....................          -24.51                 -38.47                   2                8                 0
1970.....................           33.37                  52.48                   9                1                 0
1971.....................            9.34                  10.08                   5                5                 0
1972.....................           -2.69                 -23.73                   2                8                 0
1973.....................          -17.51                 -11.91                   3                7                 0
1974.....................           10.69                  30.82                   8                2                 0
1975.....................            9.55                  11.22                   8                1                 1
1976.....................           -3.64                   3.41                   5                5                 0
1977.....................           -4.93                  19.62                   6                4                 0
1978.....................            7.73                   5.00                   6                4                 0
1979.....................           11.01                  22.23                   6                4                 0
1980.....................           14.85                  24.72                   8                1                 1
1981.....................          -16.46                  -9.85                   3                7                 0
1982.....................           53.37                 124.90                   9                1                 0
1983.....................           -8.88                 -15.33                   1                9                 0
1984.....................           25.24                  39.62                  10                0                 0

                                                                                                      10 UNCOMMON
                                           PERCENTAGE CHANGE                                         VALUES STOCKS
                                  -----------------------------------                          --------------------------
YEAR                              S&P 500          10 UNCOMMON VALUES         ADVANCE          DECLINE          UNCHANGED
----                              --------         ------------------         --------         --------         ---------
1985.....................           30.75                  29.13                   6                4                 0
1986.....................           21.19                   3.06                   6                4                 0
1987.....................          -10.03                  -8.15                   2                8                 0
1988.....................           16.26                  13.99                   6                4                 0
1989.....................           12.59                  15.98                   6                4                 0
1990.....................            3.67                   7.02                   8                2                 0
1991.....................            9.96                   9.41                   8                2                 0
1992.....................           10.39                  35.37                   9                1                 0
1993.....................           -1.39                  22.33                   8                2                 0
1994.....................           22.62                  13.01                   8                2                 0
1995.....................           23.11                  31.41                   9                1                 0
1996.....................           31.99                  36.54                   8                2                 0
1997.....................           28.10                  48.60                   7                3                 0
1998.....................           21.07                  51.16                   9                1                 0
1999.....................            5.67                  14.62                   4                6                 0
2000 (calculated as of
  June 6, 2001)..........          -11.84                 -32.79                   2                8                 0
                                                                               -----            -----             -----
                                                                                 348              169                 3
                                                                               =====            =====             =====

The results of ownership of notes will not be the same as the results of ownership of the underlying common stocks or other equity securities and from investment results which may be calculated by Lehman Brothers Inc. using the assumptions above.

This past record does not guarantee that this record will continue in the future. The performance information and the charts above represent past performance of the 10 Uncommon Values portfolios and not the performance of the notes. The notes have no performance history. In addition, the price used to determine the multiplier for each underlying common stock or other equity security will not be the closing price of the security on the day prior to the date the multiplier is determined; rather, it will be the average execution price for the security that an affiliate of Lehman Brothers Holdings pays to hedge Lehman Brothers Holdings' obligations under the notes on the date Lehman Brothers Inc. announces the ten new common stocks or other equity securities that will make up the 10 Uncommon Values index for the upcoming year.

In selecting the 10 Uncommon Values common stocks or other equity securities, Lehman Brothers Holdings does not express any belief as to the potential of those common stocks or other equity securities for capital appreciation over a period longer than one year. There is, of course, no assurance that the notes will appreciate in value or, in fact, that they will have any value. See "Risk Factors" beginning on page S-7.

MAINTENANCE OF THE 10 UNCOMMON VALUES INDEX

The 10 Uncommon Values index will represent an equal dollar-weighted portfolio of the common stocks or other equity securities of the ten companies underlying the 10 Uncommon Values for each twelve-month period. The level of the index will increase or decrease by the performance of the common stocks and other equity securities that make up the 10 Uncommon Values index from time to time. The level of the 10 Uncommon Values index will also include any cash in the index.

The American Stock Exchange will calculate and disseminate the level of the 10 Uncommon Values index every 15 seconds via the Consolidated Tape Association Network B. It will use, to the extent possible, the most recent sale prices of the underlying common stocks and other equity securities reported by the primary exchanges, trading systems or markets on which the common stocks and other equity securities are listed or traded. At the beginning of each day that the 10 Uncommon Values index is calculated, the initial level of the index will be the same as the closing index level from the previous day that the index level is calculated. As opening trades in the underlying common stocks and other equity securities are reported by the primary exchanges, trading systems or markets, these trades will be reflected in the published index, to the extent possible.

To the extent a foreign security underlies the 10 Uncommon Values index, the American Stock Exchange will value the underlying security at least once each day. If the American Stock Exchange is not able to value a foreign security more than once each day, it will use the most recent sales price from the primary exchange, trading system or market in that security's home market quoted at 4:00 p.m., New York City time. The official W.M. Reuters spot closing rates will be used to convert non-U.S. traded securities prices from the respective countries' currencies to U.S. dollars, if available. If there are several quotes, the first quoted rate in that minute will be used to calculate the 10 Uncommon Values index. If there is no such exchange rate for a country's currency at 11:00 a.m., New York City time, securities will be valued at the last available U.S. dollar cross-rate quote before 11:00 a.m., New York City time. To the extent that the American Stock Exchange is unable to obtain such information, the calculation agent will provide such information, using the above sources, to the American Stock Exchange.

Furthermore, to the extent the American Stock Exchange is unable to obtain other information as to values essential to the American Stock Exchange's calculation and dissemination of the 10 Uncommon Values index of the above information is unable to obtained, the calculation agent will provide that information to the American Stock Exchange. See "Description of the Notes--Calculation agent" for a description of the methods the calculation agent will use to determine those values. The calculation process will continue throughout each day that the 10 Uncommon Values index is calculated.

After the close of trading on each day that the 10 Uncommon Values index is calculated, the index will continue to be updated to reflect the effects of any corrections, cancellations or late reported sales until the time at which the New York Stock Exchange disseminates its closing summary reports showing closing prices. The closing summaries for the primary exchanges, trading system or markets will generally be considered the definitive source of closing price data when available. For purposes of determining the index levels, "close of trading" or "closing" means 4:00 p.m., New York City time.

The 10 Uncommon Values index will be monitored daily for various types of corporate actions that may require an adjustment to the index. See "--Adjustments to the multipliers and the 10 Uncommon Values index."

Lehman Brothers Holdings expects that the announcement of the ten common stocks or other equity securities that will make up the 10 Uncommon Values index will be made on or about July 1 of each year during the term of the notes. The calculation agent will determine the closing level of the 10 Uncommon Values index for each twelve-month period ending on or about June 30 based on the primary exchange's, trading system's or trading market's closing prices of the common stocks and other equity securities underlying the index together with any cash included in the index, in each case, on the trading day prior to the announcement of the new common stocks or other equity securities that will make up the 10 Uncommon Values index. The level of the index so determined will then be assumed to be used to buy, on the next trading day, equal dollar amounts of the ten common stocks or other equity securities that will underlie the 10 Uncommon Values index for the next twelve-month period using the average execution price for those common stocks or other equity securities that an affiliate of Lehman Brothers Holdings pays to hedge Lehman Brothers Holdings' obligations under the notes. As a result, when the new common stocks or other equity securities that will underlie the 10 Uncommon Values index are announced, the level of the index will not change until the affiliate of Lehman Brothers Holdings completes its purchases of these new common stocks or other equity securities. The calculations will not include accumulation or reinvestment of dividends and will not take into account capital gains taxes and brokerage commissions.

For example, assume that after the first twelve months, on the day prior to the day on which Lehman Brothers Inc. announces the new common stocks or other equity securities that make up the 10 Uncommon Values index, the closing level of the index was 125. When Lehman Brothers Inc. selects the ten new common stocks or other equity securities that will make up the index for the upcoming year, the index will start at 125 and be split as equally as possible on an equal-dollar basis among the ten new common stocks or other equity securities.

If, for purposes of determining the closing level of the 10 Uncommon Values index, a market disruption event for any underlying common stock or other equity security occurs on the day on which the closing sales prices are to be determined, then the price of that common stock or other equity security will be initially determined using the closing price on the previous business day on which there was not a market disruption event. The closing price that was initially determined will then be adjusted, once a market disruption event ceases to exist, to equal the average execution price an affiliate of Lehman Brothers Holdings receives upon the sale of that common stock or other equity security used to hedge Lehman Brothers Holdings' obligations under the notes. Corresponding adjustments will then be made to the multipliers for the new common stocks or other equity securities underlying the 10 Uncommon Values index.

Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may from time to time engage in business with one or more of the issuers of the underlying common stocks, other equity securities or, in the case of American Depositary Receipts, the underlying foreign shares, or with persons seeking to acquire these issuers. The services provided may include advisory services to the issuers or other persons, including merger and acquisition advisory services. In the course of its business, Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may acquire non-public information with respect to these issuers. In addition, one or more affiliates of Lehman Brothers Holdings may publish research reports with respect to these issuers. The actions may directly adversely affect the market prices of the underlying common stock or other equity securities.

NOTICE OF LEVEL OF, AND COMMON STOCKS OR OTHER EQUITY SECURITIES UNDERLYING, THE 10 UNCOMMON VALUES INDEX

By July 15 of each of 2002 and 2003, Lehman Brothers Holdings will send notice to DTC of the following:

- the level of the 10 Uncommon Values index as of July 1 of that year;

- the ten new common stocks or other equity securities that will make up the 10 Uncommon Values index for the next twelve months beginning on or about July 1 of that year; and

- the number of shares, including fractions of a share, of each of the ten common stocks or other equity securities underlying the index. In this prospectus, that number of shares is also sometimes called a "multiplier."

The ten new common stocks or other equity securities that will make up the 10 Uncommon Values index beginning on or about July 1, 2003 will remain in the index until the stated maturity date, including any postponement of the stated maturity date.

Lehman Brothers Holdings will request DTC to send a copy of that notice to each of its participants, who are expected to forward a copy to the beneficial owners.

You may obtain a listing of the common stocks and other equity securities included in the index from Lehman Brothers Inc.'s website at
http://www.lehman.com. You may also obtain the level of the 10 Uncommon Values index from the Bloomberg-Registered Trademark- service under the symbol
"      ," beginning on or about July   , 2001.

THE MULTIPLIERS FOR THE UNDERLYING COMMON STOCKS OR OTHER EQUITY SECURITIES

The initial multiplier for each common stock or each other equity security underlying the 10 Uncommon Values index will be the number of shares, or fraction of a share, of each common stock or other security required to be included in the calculation of the index so that each common stock or other equity security represents 10% of the index on an equal dollar-weighted basis. The price used to determine the multiplier for each underlying common stock or other security will be the average execution price for the security that an affiliate of Lehman Brothers Holdings pays to hedge Lehman Brothers Holdings' obligations under the notes on the date that Lehman Brothers Inc. announces the ten new common stocks or other equity securities that will make up the 10 Uncommon Values index for the upcoming year. This date will be on or about July 1 of each year. The multipliers for each security will remain constant for the next twelve months unless adjusted for the extraordinary corporate events described below. Each multiplier will be rounded at the calculation agent's discretion.

ADJUSTMENTS TO THE MULTIPLIERS AND THE 10 UNCOMMON VALUES INDEX

Adjustments to a multiplier and the 10 Uncommon Values index will be made in the circumstances described below. For purposes of these adjustments, except as noted below, ADRs are treated like common stock if a comparable adjustment to the foreign shares underlying the ADRs is made pursuant to the terms of the depository arrangement for the ADRs or if the holders of ADRs are entitled to receive property in respect of the underlying foreign share.

- If an underlying common stock is subject to a stock split or reverse stock split, then once the split has become effective, the multiplier relating to the common stock will be adjusted. The multiplier will be adjusted to equal the product of the number of shares outstanding after the split with respect to each share immediately prior to effectiveness of the split and the prior multiplier.

- If an underlying common stock is subject to an extraordinary stock dividend or extraordinary stock distribution that is given equally to all holders of shares, then once the common stock is trading ex-dividend, the multiplier will be increased by the product of the number of shares issued with respect to one share and the prior multiplier.

- If the issuer of an underlying common stock, or, in the case of an ADR, the issuer of the underlying foreign share, is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the common stock will continue to be included in the 10 Uncommon Values index so long as the primary exchange, trading system or market is reporting a market price for the common stock. If a market price, including a price on a bulletin board service, is no longer available for an underlying common stock, then the value of the underlying common stock will equal zero for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the level of the 10 Uncommon Values index to compensate for the deletion of the underlying common stock.

- If, the issuer of an underlying common stock, or, in the case of an ADR, the issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of the underlying common stock are entitled to receive cash, securities, other property or a combination thereof in exchange for the underlying common stock, then the following will be included in the 10 Uncommon Values index:

    - To the extent cash is received, the 10 Uncommon Values index will include the amount of the cash consideration at the time holders are entitled to receive the cash consideration, plus accrued interest. Interest will accrue beginning the first London business day after the day that holders are entitled to receive the cash consideration until the day that the new common stocks or other equity securities are chosen for the index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

    - To the extent that equity securities that are traded or listed on an exchange, trading system or market are received, once the exchange for the new securities has become effective, the former underlying common stock will be removed from the 10 Uncommon Values index and the new securities will be added to the index. The multiplier for the new underlying securities will equal the product of the last value of the multiplier of the original underlying common stock and the number of securities of the new underlying security exchanged with respect to one share of the original underlying common stock.

    - To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the calculation agent will determine the fair market value of the securities or other property received and the 10 Uncommon Values index will include an amount of cash equal to the product of the multiplier and the fair market value. The index will also include accrued interest on that amount. Interest will accrue beginning the first London business day after the day that an affiliate of Lehman Brothers Holdings sells the securities or other property used to hedge Lehman Brothers Holdings' obligations under the notes until the day that the new common stocks or other equity securities are chosen for the 10 Uncommon Values index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

- If all of the underlying common stock of an issuer is converted into or exchanged for the same or a different number of shares of any class or classes of common stock other than the underlying common stock, whether by capital reorganization, recapitalization or reclassification, then, once the conversion has become effective, the former underlying common stock will be removed from the 10 Uncommon Values index and the new common stock will be added to the index. The multiplier for each new underlying common stock will equal the product of the last value of the multiplier of the original underlying common stock and the number of shares of the new underlying common stock issued with respect to one share of the original underlying common stock.

- If the issuer of an underlying common stock, or, in the case of an ADR, the issuer of the underlying foreign share, issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, trading system or market of an issuer other than itself, then the new common stock or other equity security will be added to the 10 Uncommon Values index as a new underlying common stock or other equity security. The multiplier for the new underlying common stock or other equity security will equal the product of the last value of the multiplier with respect to the original common stock and the number of shares of the new underlying common stock or other equity security issued with respect to one share of the original underlying common stock.

- If an ADR is no longer listed or admitted to trading on a United States securities exchange registered under the Securities Exchange Act or is no longer a security quoted on the Nasdaq Stock Market, Inc., then the foreign share underlying the ADR will be deemed to be a new underlying common stock. The initial multiplier for that new underlying common stock will equal the last value of the multiplier for the ADR multiplied by the number of underlying foreign shares represented by a single ADR.

- If an underlying common stock is subject to an extraordinary dividend or an extraordinary distribution, including upon liquidation or dissolution, of cash, equity securities that are not traded or listed on an exchange, trading system or market, non-equity securities or other property of any kind which is received equally by all holders of its common stock, then the 10 Uncommon Values index will include the following:

    - To the extent cash is entitled to be received, the 10 Uncommon Values index will include on each day after the time that the common stock trades ex-dividend until the date the cash consideration is entitled to be received, the present value of the cash to be received, discounted at a rate equal to LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received. When the cash consideration is received, the 10 Uncommon Values index will include the amount of the cash consideration, plus accrued interest. Interest will accrue beginning the first London business day after the day that holders receive the cash consideration until the day that the new common stocks or other equity securities are chosen for the index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

    - To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the calculation agent will determine the fair market value of the securities or other property received and the 10 Uncommon Values index will include an amount of cash equal to the product of the multiplier and the fair market value. The index will also include accrued interest on that amount. Interest will accrue beginning the first London business day after the day that an affiliate of Lehman Brothers Holdings sells the securities or other property used to hedge Lehman Brothers Holdings' obligations under the notes until the day that the new common stocks or other equity securities are chosen for the index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

    - If similar corporate events occur with respect to the issuer of an equity security other than common stock that is included in the 10 Uncommon Values index, adjustments similar to the above will be made for that equity security.

The payment of an ordinary cash dividend from current income or retained earnings will not result in an adjustment to the multiplier or entitle you to any cash payments.

No adjustments of any multiplier of an underlying common stock will be required unless the adjustment would require a change of at least .1% (.001) in the multiplier then in effect. The multiplier resulting from any of the adjustments specified above will be rounded at the calculation agent's discretion.

The notes are not sponsored, endorsed, sold or promoted by the American Stock Exchange. No inference should be drawn from the information contained in this prospectus supplement that the American Stock Exchange makes any representation or warranty, implied or express, to Lehman Brothers Holdings, you or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the 10 Uncommon Values index to trace general stock market performance. The American Stock Exchange is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the notes to be issued or in the determination or calculation of the amount you receive upon maturity, redemption or repurchase. The American Stock Exchange has no obligation or liability in connection with the administration, marketing or trading of the notes.

Except with respect to the responsibility of the calculation agent to make certain calculations as described in this prospectus supplement, none of Lehman Brothers Holdings, the calculation agent or the underwriter accept any responsibility for the calculation, maintenance or publication of the 10 Uncommon Values index.

The American Stock Exchange disclaims all responsibility for any inaccuracies in the data on which the 10 Uncommon Values index is based, or any mistakes or errors or omissions in the calculation or dissemination of the 10 Uncommon Values index or for the manner in which the 10 Uncommon Values index is applied in determining the amount you receive upon maturity, redemption or repurchase.

                             UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price, and it does not deal with special situations. For example, this summary does not address:

- tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

- tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

- tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

- alternative minimum tax consequences, if any; or

- any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is:

- a citizen or resident of the United States;

- a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

- an estate the income of which is subject to United States federal income taxation regardless of its source; or

- a trust (1) that is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

ACCRUAL OF INTEREST

The Treasury regulations that apply to contingent payment debt obligations will apply to the notes. All payments on the notes will be taken into account under these Treasury regulations. As discussed more fully below, the effect of these Treasury regulations will be to:

- require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

- result in the accrual of original issue discount by you even though no cash payments will be made to you; and

- generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the "comparable yield" of the notes, which will generally be the rate at which Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes.

Lehman Brothers Holdings is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that estimates the amount and timing of contingent payments on the notes. Lehman Brothers Holdings has determined that the comparable yield is an
annual rate of       %. Based on the comparable yield, the projected payment
schedule per $1,000 note is $               due at maturity.

THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNT OF THE PAYMENT ON A NOTE.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt rules. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. Lehman Brothers Holdings is required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt owners.

If an actual contingent payment made on the notes differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment, for the amount by which an actual payment exceeds the projected contingent payment, will be treated as additional original issue discount in the current year. A negative adjustment will:

- first, reduce the amount of original issue discount required to be accrued in the current year; and

- second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note.

You are generally bound by the above comparable yield and projected payment schedule. However, if you believe that Lehman Brothers Holdings' projected payment schedule is unreasonable, you may set your own projected payment schedule so long as you explicitly disclose the use of, and the reason for, that schedule. Unless otherwise prescribed by the Commissioner of the Internal Revenue Service, that disclosure must be made in a statement attached to your timely filed federal income tax return for the taxable year in which a note is acquired.

SALE, EXCHANGE OR OTHER DISPOSITION OF NOTES

Upon the sale, exchange or other disposition of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss.

Special rules apply in determining the tax basis of a note. Your basis in a note is generally increased by original issue discount you previously accrued on the note.

NON-UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a Non-United States holder of notes. Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, foreign personal holding company or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

UNITED STATES FEDERAL WITHHOLDING TAX

The 30% U.S. federal withholding tax will not apply to any payment, including original issue discount, on a note provided that:

- you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings' voting stock within the meaning of the Code and the Treasury regulations;

- you are not a controlled foreign corporation that is related to Lehman Brothers Holdings through stock ownership;

- you are not a bank whose receipt of interest on a note is described in
  Section 881(c)(3)(A) of the Code; and

- (1) you provide your name and address on an IRS Form W-8BEN and certify, under penalty of perjury, that you are not a United States holder or (2) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations. Special certification rules apply to holders that are pass-through entities rather than individuals.

If you cannot satisfy the requirements described above, payments, including original issue discount, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide Lehman Brothers Holdings with a properly executed (1) IRS Form W-8BEN claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty or (2) IRS
Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

UNITED STATES FEDERAL INCOME TAX

Any gain or income on a note will generally be subject to United States federal income tax if you are engaged in a trade or business in the United States, and gain or income on the notes is effectively connected with the conduct of that trade or business. In such case, you will be subject to U.S. federal income tax on such gain or income on a net income basis in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, effectively connected gain and income on the notes will be included in earnings and profits.

UNITED STATES FEDERAL ESTATE TAX

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings' voting stock, within the meaning of the Code and the Treasury regulations, and (2) original issue discount on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments Lehman Brothers Holdings makes to you and the proceeds from the sale of a note made to you, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full interest income.

If you are a Non-United States holder of notes, you will not be required to pay backup withholding and provide information reporting regarding payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge that you are a United States holder and Lehman Brothers Holdings has received from you the statement described above under "Non-United States Holders--United States Federal Withholding Tax." In addition, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale of a note within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                              BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants' records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee. Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. Any redemption notices will be sent by Lehman Brothers Holdings directly to DTC, who will in turn inform the direct participants or the indirect participants, who will then contact you as a beneficial holder. If less than all of the notes are being redeemed, DTC will proportionally allot the amount of the interest of each direct participant to be redeemed.

It is DTC's current practice, upon receipt of any payment of interest, distributions or liquidation amount, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

- DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

- Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two European book-entry depositories similar to DTC), to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New

York. If settlement is not completed on the intended value date (I.E., the trade fails), proceeds credited to the Clearstream or Euroclear participant's account would instead be valued as of the actual settlement date.

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, all of the notes.

The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated on the cover page of this prospectus supplement; it may also offer the notes to
certain dealers at the same price less a concession not in excess of       % of
the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

In connection with the offering, the rules of the SEC permit the underwriter to engage in various transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger number of the notes than is indicated on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither Lehman Brothers Holdings nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Lehman Brothers Holdings nor the underwriter makes any representation that the underwriter will in fact engage in transactions described in this paragraph, or that those transactions, once begun, will not be discontinued without notice.

Lehman Brothers Holdings has granted to the underwriter an option to purchase up to $3,000,000 additional aggregate principal amount of notes solely to cover over-allotments. Any or all of this option may be exercised at any time until
10 days after the date of the underwriting agreement. To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and proceeds to
Lehman Brothers Holdings would be $           , $           and $           ,
respectively.

The underwriter may not confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer.

Lehman Brothers Holdings will pay certain expenses, expected to be approximately
$         , associated with the offer and sale of the notes.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933.

The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm underwriting securities of its affiliate.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with Lehman Brothers Holdings to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter's or any selling group member's web site and any information contained in any other web site maintained by the underwriter or selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by Lehman Brothers Holdings or the underwriter or selling group member in its capacity as underwriter or any selling group member and should not be relied upon by investors.

                                    EXPERTS

The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings as of November 30, 2000 and 1999, and for each of the years in the three-year period ended November 30, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant's report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 2000, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

PROSPECTUS

                         LEHMAN BROTHERS HOLDINGS INC.
               DEBT SECURITIES, DEBT WARRANTS, CURRENCY WARRANTS,
                   INDEX WARRANTS AND INTEREST RATE WARRANTS
                                ----------------

    Lehman Brothers Holdings Inc. ("Holdings") may offer from time to time (i) unsecured debt securities (the "Debt Securities") consisting of debentures, notes and/or other evidences of indebtedness, (ii) warrants to purchase Debt Securities ("Debt Warrants"), (iii) warrants entitling the holders thereof to receive from Holdings, upon exercise, the cash value of the right to purchase ("Currency Call Warrants") and to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") a certain amount of one currency or currency unit for a certain amount of a different currency or currency unit, all as shall be designated by Holdings at the time of offering,
(iv) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Index Put Warrants") or increases ("Index Call Warrants") in the level of a specified index (an "Index") which may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, or determined by reference to the differential between any two Indices ("Index Spread Warrants" and, together with the Index Put Warrants and the Index Call Warrants, the "Index Warrants") and (v) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Interest Rate Put Warrants") or increases ("Interest Rate Call Warrants" and, together with the Interest Rate Put Warrants, the "Interest Rate Warrants") in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the "Debt Instrument"), in the interest rate or interest rate swap rate established from time to time by one or more specified financial institutions (the "Rate") or in any specified combination of Debt Instruments and/or Rates, for aggregate proceeds of up to U.S.$497,131,485, or the equivalent thereof in one or more foreign currencies or foreign currency units (such amount being the aggregate proceeds to Holdings from all Debt Securities, Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants (collectively, the "Securities") issued and the exercise price of any Debt Securities issuable upon the exercise of any Debt Warrants). The Securities may be offered either together or separately and in one or more series in amounts, at prices and on terms to be determined at the time of the offering. Unless otherwise specified in an applicable Prospectus Supplement, the Securities will be sold for, and the Debt Warrants, Currency Warrants, Index Warrants or Interest Rate Warrants (collectively, the "Warrants") will be exercisable in, United States dollars, and the principal of and interest, if any, on the Debt Securities and the cash payments, if any, in respect of the Currency Warrants, the Index Warrants and the Interest Rate Warrants will be payable in United States dollars. If this Prospectus is being delivered in connection with the offering and sale of Debt Securities, the specific designation, priority, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased, the currency or currency unit in which the principal and interest, if any, is payable, the rate (or method of calculation) and time of payment of interest, if any, authorized denominations, maturity, any redemption terms, any listing on a securities exchange and the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale are set forth in an applicable Prospectus Supplement. If this Prospectus is being delivered in connection with the offering and sale of Warrants, the specific designation, aggregate number of warrants, the currency or currency unit for which the warrants may be purchased, the currency or currency unit in which the cash settlement value or the exercise price, if applicable, is payable, the method of calculation of the cash settlement value, if applicable, the date on which such warrants become exercisable and the expiration date, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale will be set forth in an applicable Prospectus Supplement.

    The Debt Securities and the Debt Warrants may be issued in registered form or bearer form with, in the case of Debt Securities, coupons attached. The Currency Warrants, Index Warrants and Interest Rate Warrants will be issued in registered form only. In addition, all or a portion of the Securities of a series may be issued in global form. Debt Securities in bearer form will be offered only outside the United States to non-United States persons and to offices located outside the United States of certain United States financial institutions. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Discussions of certain United States federal income taxation consequences to holders of Securities and certain of the risks associated with an investment in Securities will be set forth in the applicable Prospectus Supplement.
                           --------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

    The Securities will be sold either through underwriters, dealers or agents, or directly by Holdings. The applicable Prospectus Supplement sets forth the names of any underwriters or agents (which may include Lehman Brothers Inc., a subsidiary of Holdings ("Lehman Brothers")) involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.
                           --------------------------

    This Prospectus together with the applicable Prospectus Supplement may also be used by Lehman Brothers, in connection with offers and sales of Securities related to market making transactions, by and through Lehman Brothers, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers may act as principal or agent in such transactions.

                           --------------------------

February 17, 1998

                             AVAILABLE INFORMATION

    Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC:
New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Holdings' Common Stock is listed on the New York Stock Exchange, Inc. (the "Exchange") and the Pacific Stock Exchange. Holdings' 8 3/4% Notes Due 2002 and 8.30% Quarterly Income Capital Securities Due 2035 are listed on the Exchange and Holdings' $55 Million Serial Zero Coupon Senior Notes Due May 16, 1998, Global Telecommunications Stock Upside Note Securities-SM- Due 2000 and the AMEX Hong Kong 30 Index Call Warrants Expiring 1998 and Select Technology Index Call Warrants Expiring 1998 are listed on the American Stock Exchange, Inc. and reports and other information concerning Holdings may also be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

    Holdings has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed by Holdings with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

        (1) Holdings' Annual Report on Form 10-K for the year ended November 30, 1996.

        (2) Holdings' Quarterly Report on Form 10-Q for the fiscal quarters ended February 28, 1997, May 31, 1997, and August 31, 1997.

        (3) Holdings' Current Reports on Form 8-K dated January 8, 1997, March 26, 1997, June 26, 1997, September 4, 1997, September 30, 1997, and
    January 7, 1998.

    Each document filed by Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered by an applicable Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in an applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    Holdings will provide without charge to each person, including any beneficial owner of any Security, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mary J. Capko, the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, 8th Floor, New York, New York 10285 (telephone (212) 526-0660).

                                  THE COMPANY

    Lehman Brothers Holdings Inc. (together with its consolidated subsidiaries hereinafter referred to as the "Company" unless the context otherwise requires) is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin and South America and the Asia Pacific region.

    The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; institutional asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market maker in all major equity and fixed income products in both the domestic and international markets. Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc. ("NASD"), and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Paris, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

    Holdings was incorporated in Delaware on December 29, 1983. Holdings' principal executive offices are located at 3 World Financial Center, New York, New York 10285 (telephone (212) 526-7000).

                                USE OF PROCEEDS

    Except as otherwise may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, Holdings intends to apply the net proceeds from the sale of the Securities for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of the Company for each of the two years in the period ended December 31, 1993, the eleven months ended November 30, 1994, the two years ended November 30, 1996 and for the nine months ended August 31, 1997:

                                   ELEVEN MONTHS
           YEAR ENDED                  ENDED           YEAR ENDED        NINE MONTHS ENDED
          DECEMBER 31,             NOVEMBER 30,       NOVEMBER 30,          AUGUST 31,
--------------------------------   -------------   -------------------   -----------------
        1992              1993         1994          1995       1996           1997
---------------------   --------   -------------   --------   --------   -----------------
       *                  1.00          1.03         1.03       1.06            1.07

------------------------
* Earnings were inadequate to cover fixed charges and would have had to increase approximately $247 million in 1992 in order to cover the deficiency.

    In computing the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt (as defined below) or Subordinated Debt (as defined below) of Holdings. The Debt Securities constituting Senior Debt will be issued under an indenture, dated as of September 1, 1987, between Holdings and Citibank, N.A., Trustee, as supplemented and amended by Supplemental Indentures dated as of November 25, 1987, as of November 27, 1990, as of September 13, 1991, as of October 4, 1993 and as of October 1, 1995 (the "Senior Indenture"), and the Debt Securities constituting Subordinated Debt will be issued under an indenture between Holdings and The Chase Manhattan Bank, as successor to Chemical Bank, Trustee, as amended and supplemented by the Supplemental Indenture dated as of February 1, 1996 (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are hereinafter collectively referred to as the "Indentures" and, individually, as an "Indenture". Each Indenture will incorporate by reference certain Standard Multiple-Series Indenture Provisions, filed with the SEC on July 30, 1987 and as amended and refiled with the SEC on November 16, 1987. This Prospectus contains descriptions of all material provisions of the Indentures. The summary of such provisions of the Indentures does not purport to be complete; copies of such Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. All articles and sections of the applicable Indenture, and all capitalized terms set forth below, have the meanings specified in the applicable Indenture.

GENERAL

    Neither Indenture limits the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder. Each Indenture provides that Debt Securities may be issued from time to time in one or more series. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to service its debt, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any interest or principal on the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions.

    Since the Debt Securities will be obligations of a holding company, the ability of holders of the Debt Securities to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

    Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered thereby: (1) the title of such Debt Securities and whether such Debt Securities will be Senior Debt or Subordinated Debt; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and if Bearer Securities are issued, whether Bearer Securities may be exchanged for Registered Securities and the circumstances and places for such exchange, if permitted; (4) whether the Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global Securities") in registered or bearer form and, if so, the identity of the depositary, if any, for such Global Security or Securities; (5) the date or dates (or manner of determining the same) on which such Debt Securities will mature; (6) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (7) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates for Debt Securities which are Registered Securities, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global Debt Security on an Interest Payment Date will be paid if other than in the manner described under "Global Securities" below; (8) any mandatory or optional sinking fund or analogous provisions; (9) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Denominations, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange; (10) the date, if any, after which, and the price or prices in the currency or currency unit in which, such Debt Securities are payable pursuant to any optional or mandatory redemption provision; (11) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Debt Security or must pay such additional amounts in respect of any Debt Security;
(12) the terms and conditions, if any, upon which the Debt Securities of such series may be repayable prior to maturity at the option of the holder thereof (which option may be conditional) and the price or prices in the currency or currency unit in which such Debt Securities are payable; (13) the denominations in which any Debt Securities which are Registered Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable if other than the denomination of $5,000; (14) the currency, currencies or currency units for which such Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and interest, if any, on such Debt Securities may be payable; (15) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on such Debt Securities; (16) the terms and conditions, if any, pursuant to which such Debt Securities may be converted or exchanged for other securities of Holdings or any other person; (17) the terms and conditions, if any, pursuant to which the principal of and premium if any, and interest, if any, on such Debt Securities are payable at the election of Holdings or the holder thereof, in securities or other property; and (18) other terms of the Debt Securities. (Section 301).

    If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be in an applicable Prospectus Supplement.

SENIOR DEBT

    The Debt Securities constituting part of the senior debt of Holdings (the "Senior Debt") will rank equally with all other unsecured debt of Holdings except Subordinated Debt.

SUBORDINATED DEBT

    The Debt Securities constituting part of the subordinated debt of Holdings (the "Subordinated Debt") will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all present or future Senior Debt. "Senior Debt" is defined to mean (a) any indebtedness for money borrowed or evidenced by bonds, notes, debentures or similar instruments, (b) indebtedness under capitalized leases,
(c) any indebtedness representing the deferred and unpaid purchase price of any property or business, and (d) all deferrals, renewals, extensions and refundings of any such indebtedness or obligation; except that the following does not constitute Senior Debt: (i) indebtedness evidenced by the Subordinated Debt,
(ii) indebtedness which is expressly made equal in right of payment with the Subordinated Debt or subordinate and subject in right of payment to the Subordinated Debt, (iii) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables or (iv) indebtedness which is subordinated to any obligation of Holdings of the type specified in clauses
(a) through (d) above. The effect of clause (iv) is that Holdings may not issue, assume or guaranty any indebtedness for money borrowed which is junior to the Senior Debt and senior to the Subordinated Debt. (Subordinated Indenture Section
1401).

    Upon the failure to pay the principal or premium, if any, on Senior Debt when due or upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal thereof, interest thereon, if any, and other amounts due in connection therewith shall first be paid in full, before any payment is made on account of the principal, premium, if any, or interest, if any, on the Subordinated Debt or to acquire any of the Subordinated Debt or on account of the redemption, sinking fund or analogous provisions in the Subordinated Indenture. (Subordinated Indenture Section 1402). Upon any distribution of assets of Holdings pursuant to any dissolution, winding up, liquidation or reorganization of Holdings, payment of the principal, premium, if any, and interest, if any, on the Subordinated Debt will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. (Subordinated Indenture Section 1403). By reason of such subordination, in the event of insolvency, creditors of Holdings who are holders of Senior Debt may recover more ratably than the holders of Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities will be issuable as Registered Securities without coupons and in denominations of $1,000 or any integral multiple thereof. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. If so provided with respect to a series of Debt Securities, Debt Securities of such series will be issuable solely as Bearer Securities with coupons attached or as both Registered Securities and Bearer Securities. (Section 201).

    In connection with the sale during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold) no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities"). A Bearer Security in definitive form (including interests in a permanent Global Security) may be delivered only if the Person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the Bearer Security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case, (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period only to non-United States persons outside the United States (Sections 303, 304). See "Global Securities--Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities."

    Registered Securities of any series (other than a Global Security) will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. (Section 305). Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Holdings for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in each Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Holdings has appointed each Trustee as Security Registrar under the applicable Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Holdings with respect to any series of Debt Securities, Holdings may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Holdings will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. Holdings may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

    In the event of any redemption in part, Holdings shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Holdings may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001).

No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by Holdings or the delivery by Holdings of the Bearer Security in definitive form (including interests in a permanent Global Security) (the "Certification Date"), a written certificate in the form and to the effect described under "Denominations, Registration and Transfer" is provided to Holdings. No payment with respect to any Bearer Security will be made at any office or agency of Holdings in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of Holdings' Paying Agent in the Borough of Manhattan, The City of New York if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as Holdings may designate from time to time, except that at the option of Holdings payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 305, 307, 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of each Trustee under the applicable Indenture in The City of New York will be designated as Holdings' sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and as Holdings' Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which may be issuable as Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Holdings for the Debt Securities will be named in an applicable Prospectus Supplement. Holdings may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a Paying Agent in each Place of Payment for such series, and if Debt Securities of a series may be issuable as Bearer Securities, Holdings will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Luxembourg Stock Exchange (the "Stock Exchange") or any other stock exchange located outside the United States and such stock exchange shall so require, Holdings will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section
1002).

    All moneys paid by Holdings to a Paying Agent for the payment of principal of (and premium, if any) or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Holdings and the Holder of such Debt Security or any coupon will thereafter look only to Holdings for payment thereof. (Section 1003).

LIMITATION ON LIENS

    So long as any Debt Securities remain outstanding, unless an applicable Prospectus Supplement relating thereto provides otherwise, Holdings will not, and will not permit any Designated Subsidiary (as defined below), directly or indirectly, to create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of a Designated Subsidiary unless the Debt Securities and, if Holdings so elects, any other indebtedness of Holdings ranking at least PARI PASSU with the Debt Securities, shall be secured equally and ratably with (or prior to) such other secured indebtedness for money borrowed so long as it is outstanding. (Section 1005).

    The term "Designated Subsidiary" means any present or future consolidated subsidiary of Holdings, the consolidated net worth of which constitutes at least 5% of the consolidated net worth of Holdings. As of August 31, 1997, Holdings' Designated Subsidiaries were Lehman Brothers, Lehman Brothers Holdings PLC, Lehman Brothers UK Holdings Limited, Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers International (Europe), Lehman Brothers Financial Products Inc., Lehman Brothers Special Financing Inc., Lehman Brothers Commercial Paper Inc. and Lehman Brothers Finance S.A. (Geneva).

EVENTS OF DEFAULT

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, the following are Events of Default under the Indenture with respect to Debt Securities of such series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay interest, if any, on any Debt Security of that series and any related coupons when due, continued for 30 days; (c) failure to deposit any sinking fund payment or analogous obligation, when due, continued for 30 days, in respect of any Debt Security of that series; (d) failure to perform any other covenant of Holdings in the Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization in respect of Holdings; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501). An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under the same or another Indenture. The Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest, if any) if it considers such withholding to be in the interests of such Holders. (Section 602).

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained and entered, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502). For information as to waiver of defaults, see "Meetings, Modification and Waiver."

    Each Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

    Holdings will be required to furnish to each Trustee annually a statement as to the performance by Holdings of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 1006).

SATISFACTION AND DISCHARGE

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, each Indenture provides that Holdings shall be discharged from its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) Holdings has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities, and shall look only to such deposited funds or obligations for payment. (Sections 401 and 403).

DEFEASANCE OF CERTAIN OBLIGATIONS

    If the terms of the Debt Securities of any series so provide, Holdings may omit to comply with the restrictive covenants in Section 801 ("Company May Consolidate, Etc., Only on Certain Terms"), Section 1005 ("Limitations on Liens on Common Stock of Designated Subsidiaries") and any other specified covenant and any such omission with respect to such Sections shall not be an Event of Default with respect to the Debt Securities of such series, if (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series or, (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) certain other conditions are met. The obligations of Holdings under the Indenture with respect to the Debt Securities of such series, other than with respect to the covenants referred to above shall remain in full force and effect. (Section
1009).

MEETINGS, MODIFICATION AND WAIVER

    Modifications and amendments of either Indenture may be made by Holdings and the applicable Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest, if any, on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) change any obligation of Holdings to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) adversely affect the right of repayment or repurchase, if any, at the option of the Holder, (f) reduce the amount, or postpone the date fixed for, any payment under any sinking fund or analogous provision, (g) change the currency or currency unit of payment of principal of or premium, if any, or interest, if any, on any Debt Security, (h) change or eliminate the right, if any, to elect payment in a coin or currency or currency unit other than that in which Debt Securities which are Registered Securities are denominated or stated to be payable, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (j) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (k) reduce the requirements contained in either Indenture for quorum or voting, or (l) change any obligation of Holdings to maintain an office or agency in the places and for the purposes required in the applicable Indenture. (Section 902).

    The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Holdings with certain restrictive provisions of the applicable Indenture. (Section 1007). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series and any coupons appertaining thereto waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest, if any, on any Debt Security of that series or in the payment of any sinking fund instalment or analogous obligation or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513).

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the applicable Trustee, and also, upon request, by Holdings or Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302). Except as limited by the proviso in the second preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Debt Securities of that series; and PROVIDED, FURTHER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section
1304).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Holdings may, without the consent of any Holders of Outstanding Debt Securities, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, Holdings, PROVIDED that (i) the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or which acquires or leases the assets of Holdings substantially as an entirety is organized under the laws of any United States jurisdiction and assumes Holdings' obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met. (Section 801).

NOTICES

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, notices to Holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Stock Exchange and the Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in THE WALL STREET JOURNAL, the FINANCIAL TIMES and the LUXEMBURGER WORT. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106).

TITLE

    Title to any temporary global Debt Security or permanent global Debt Security in bearer form or any Bearer Securities and any coupons appertaining thereto will pass by delivery. Holdings, each Trustee and any agent of Holdings or the applicable Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

REPLACEMENT OF DEBT SECURITIES AND COUPONS

    Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by Holdings at the expense of the Holder upon surrender of such Debt Security to the applicable Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by Holdings at the expense of the Holder upon delivery to the applicable Trustee of the Debt Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to Holdings and the applicable Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the applicable Trustee and Holdings may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306).

CONCERNING THE TRUSTEES

    Business and other relationships (including other trusteeships) between, on the one hand, Holdings and its affiliates and, on the other hand, the Trustee under the Indenture pursuant to which any of the Debt Securities to which an applicable Prospectus Supplement accompanying this Prospectus relates are described in such Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined under "Denominations, Registration and Transfer"), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to United States persons other than to (a) the United States office of
(i) an international organization (as defined in Section 7701 (a)(18) of the Code), (ii) a foreign central bank (as defined in Section 895 of the Code), or
(iii) any underwriter, agent, or dealer offering or selling Bearer Securities during the restricted period (a "Distributor") pursuant to a written contract with the issuer or with another Distributor, that purchases Bearer Securities for resale or for its own account and agrees to comply with the requirements of
Section 165 (j)(3)(A), (B), or (C) of the Code, or (b) the foreign branch of a United States financial institution purchasing for its own account or for resale, which institution agrees to comply with the requirements of Section 165
(j)(3)(A), (B), or (C) of the Code. In addition, a sale of a Bearer Security may be made during the restricted period to a United States person who acquired and holds the Bearer Security on the Certification Date through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Any Distributor (including an affiliate of a Distributor) offering or selling Bearer Securities during the restricted period must agree not to offer or sell Bearer Securities in the United States or to United States persons (except as discussed above) and must employ procedures reasonably designed to ensure that its employees or agents directly engaged in selling Bearer Securities are aware of these restrictions.

    Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

    Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws. See the applicable Prospectus Supplement for a summary of material U.S. federal income tax consequences to United States persons investing in Bearer Securities.

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands. The term "Non-United States Holder" means any Holder which is not an United States person.

                            DESCRIPTION OF WARRANTS

    The Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants are to be issued under separate warrant agreements (each a "Warrant Agreement" and respectively a "Debt Warrant Agreement", a "Currency Warrant Agreement", an "Index Warrant Agreement" and an "Interest Rate Warrant Agreement") to be entered into between Holdings and one or more banks or trust companies, as warrant agent (each a "Warrant Agent" and respectively a "Debt Warrant Agent", a "Currency Warrant Agent", an "Index Warrant Agent" and an "Interest Rate Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered thereby. A form of each type of Warrant Agreement, including a form of warrant certificate representing each type of Warrant (each a "Warrant Certificate" and respectively a "Debt Warrant Certificate", a "Currency Warrant Certificate", an "Index Warrant Certificate" and an "Interest Rate Warrant Certificate"), reflecting the alternative provisions that may be included in the Warrant Agreements to be entered into with respect to particular offerings of Warrants, are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The descriptions contained herein of the Warrant Agreements and the Warrant Certificates and summaries of certain provisions of the Warrant Agreements and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreements and the Warrant Certificates, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Warrant Agreements are referred to, such sections or defined terms are incorporated herein by reference.

    The particular terms of each issue of Warrants, as well as any modifications or additions to the general terms of the applicable Warrant Agreement or Warrant Certificate, will be described in the Prospectus Supplement relating to such Warrants. Accordingly, for a description of the terms of a particular issue of Warrants, reference must be made to the Prospectus Supplement relating thereto and to the descriptions set forth below.

DEBT WARRANTS

    Holdings may issue, together with Debt Securities, Currency Warrants, Index Warrants or Interest Rate Warrants, or separately, Debt Warrants for the purchase of Debt Securities. If any of the Debt Warrants are sold for foreign currencies or foreign currency units or if any series of Debt Warrants is exercisable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    If so specified in the applicable Prospectus Supplement, the Debt Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Debt Warrants in accordance with a schedule or formula.

  GENERAL

    The Prospectus Supplement will describe the terms of any Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate amount of such Debt Warrants; (3) the initial offering price of such Debt Warrants; (4) the exercise price; (5) the currency or currency unit in which the initial offering price and/or the exercise price of such Debt Warrants is payable; (6) whether the Debt Warrants are to be issuable in registered or bearer form or both, and if in bearer form, whether such Debt Warrants may be exchanged for Debt Warrants in registered form and the circumstances and places for such exchange, if permitted; (7) if applicable, the title and terms of related Debt Securities with which such Debt Warrants are issued, the number of such Debt Warrants issued with each such Debt Security and the date, if any, on and after which such Debt Warrants and such Debt Securities will be separately transferable; (8) the title, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of all of such Debt Warrants; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise;
(10) the date on which the right to exercise such Debt Warrants shall commence and the date (the "Debt Warrant Expiration Date") on which such right shall expire; (11) any minimum number of Debt Warrants which must be exercised at any one time, other than upon automatic exercise; (12) the maximum number, if any, of such Debt Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (13) any provisions for the automatic exercise of such Debt Warrants; (14) whether and under what circumstances such Debt Warrants may be cancelled by Holdings prior to expiration; (15) any other procedures and conditions relating to the exercise of such Debt Warrants; (16) the identity of the Debt Warrant Agent; (17) any national securities exchange on which such Debt Warrants will be listed; (18) provisions, if any, for issuing such Debt Warrants in certificated form; (19) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (20) any other terms of the Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto (Section 3.1). Prior to the exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture (Section 4.1).

  EXERCISE OF DEBT WARRANTS

    Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle the holder thereof to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby (Sections 2.1). Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date specified in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by Holdings), unexercised Debt Warrants will become void (Section 2.2).

    Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, Holdings will, as soon as practicable, forward to the person entitled thereto the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants (Section 2.3).

  OTHER INFORMATION

    Other important information concerning Debt Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company".

CURRENCY WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Index Warrants or Interest Rate Warrants, or separately, Currency Warrants (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement) of the right to sell a specified amount of one currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Base Currency") for a specified amount of a different currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Reference Currency"), (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value of the right to purchase a specified amount of a Base Currency for a specified amount of a Reference Currency, or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Currency Warrants will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of any Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) the title of such Currency Warrants;
(2) the aggregate amount of such Currency Warrants; (3) the initial offering price of such Currency Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value, if applicable, of each Currency Warrant;
(9) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Currency Warrants;
(10) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (12) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (13) the maximum number, if any, of such Currency Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency Warrants may be cancelled by Holdings prior to their expiration date; (16) any other procedures and conditions relating to the exercise of such Currency Warrants; (17) the identity of the Currency Warrant Agent; (18) any national securities exchange on which such Currency Warrants will be listed; (19) provisions, if any, for issuing such Currency Warrants in certificated form; (20) if such Currency Warrants are not issued in book-entry form, the place or places at which payments in respect of such Currency Warrants are to be made by Holdings; (21) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (22) any other terms of the Currency Warrants.

    Other important information concerning Currency Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events" and "--Settlement Currency" and "--Listing".

INDEX WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Interest Rate Warrants, or separately, Index Warrants (a) in the form of Index Put Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value (as shall be defined in the Prospectus

Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Fixed Amount (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Index Value (as shall be defined in the Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Fixed Amount, (c) in the form of Index Spread Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Reference Index Value (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Base Index Value (as shall be defined in the Prospectus Supplement) or (d) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Index Warrants will set forth the formula pursuant to which the Index Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of Index Warrants offered thereby, the Index Warrant Agreement relating to such Index Warrants and the Index Warrant Certificate representing such Index Warrants, including the following: (1) the title of such Index Warrants; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any;
(5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Cash Settlement Value of such Index Warrants is payable; (6) the Index or Indices for such Index Warrants, which may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index compiled and published by a third party or an index based on one or more securities, interest rates or currencies selected by Holdings solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interest rates or currencies); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants, Index Spread Warrants or otherwise;
(8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if any Index changes or ceases to be made available by its publisher;
(9) the formula for determining the Index Cash Settlement Value, if applicable, of each Index Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Index Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Index Warrants shall commence and the date (the "Index Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Index Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Index Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Index Value, the Base Index Value or the Reference Index Value after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Index Warrants; (19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) provisions, if any, for issuing such Index Warrants in certificated form; (22) if such Index Warrants are not issued in book-entry form, the place or places at which payments in respect of such Index Warrants are to be made by Holdings;
(23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Index Warrants.

    Other important information concerning Index Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a

Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

INTEREST RATE WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Index Warrants or, separately, Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value (as shall be defined in the Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount (as shall be defined in the Prospectus Supplement) is less than the Strike Amount (as shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise,
(b) in the form of Interest Rate Call Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Interest Rate Warrants will set forth the formula pursuant to which the Interest Rate Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount may either be a fixed yield, price or rate of a Debt Instrument, a Rate or any combination of Debt Instruments and/or Rates or a yield, price or rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The Rate will be one or more interest rates or interest rate swap rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

    The Prospectus Supplement will describe the terms of Interest Rate Warrants offered thereby, the Interest Rate Warrant Agreement relating to such Interest Rate Warrants and the Interest Rate Warrant Certificate representing such Interest Rate Warrants, including the following: (1) the title of such Interest Rate Warrants, (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (6) the Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Debt Instrument or Rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Debt Instrument or in the level of the Rate as a cash amount in the currency in which the Interest Rate Cash Settlement Value of such Warrants is payable; (9) the formula for determining the Interest Rate Cash Settlement Value, if applicable, of each Interest Rate Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Interest Rate Warrants;
(11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Interest Rate Warrants shall commence and the date (the "Interest Rate Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Amount after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) provisions, if any, for issuing such Interest Rate Warrants in certificated form; (22) if such Interest Rate Warrants are not issued in book-entry form, the place or places at which payments in respect of such Interest Rate Warrants are to be made by Holdings; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Interest Rate Warrants.

    Other important information concerning Interest Rate Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions", "--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

CERTAIN ITEMS APPLICABLE TO ALL WARRANTS

  MODIFICATIONS

    Each Warrant Agreement and the terms of each issue of Warrants may be amended by Holdings and the applicable Warrant Agent, without the consent of the beneficial owners or the registered holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which Holdings may deem necessary or desirable and which will not adversely affect the interests of the beneficial owners of the then outstanding unexercised Warrants in any material respect (Section 6.1).

    Holdings and each Warrant Agent also may modify or amend the applicable Warrant Agreement and the terms of the related Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the Warrants or reduces the percentage number of outstanding Warrants the consent of whose beneficial owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants may be made without the consent of the beneficial owners affected thereby (Section 6.1).

  MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

    If at any time there is a merger or consolidation involving Holdings or a sale, transfer, conveyance or other disposition of all or substantially all of the assets of Holdings, then in any such event the successor or assuming corporation shall succeed to and be substituted for Holdings, with the same effect as if it had been named in the applicable Warrant Agreement and in the applicable Warrants as Holdings. Holdings shall thereupon be relieved of any further obligation under such Warrant Agreement or under such Warrants, and, in the event of any such merger, consolidation, sale, transfer, conveyance or other disposition, Holdings as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated (Section 6.2 of the Debt Warrant Agreement and Section 3.2 of each other Warrant Agreement).

  ENFORCEABILITY OF RIGHTS BY BENEFICIAL OWNER; GOVERNING LAW

    Each Warrant Agent will act solely as an agent of Holdings in connection with the issuance and exercise of the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in any Warrant or with the registered holder thereof (Section 5.2). A Warrant Agent shall have no duty or responsibility in case of any default by Holdings in the performance of its obligations under the applicable Warrant Agreement or Warrant Certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon Holdings (Section 5.2). Beneficial owners may, without the consent of the applicable Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise their Warrants, to receive Debt Securities, in the case of Debt Warrants, and to receive payment, if any, for their Warrants, in the case of Currency Warrants, Index Warrants or Interest Rate Warrants (Section 4.2 of the Debt Warrant Agreement and Section
3.1 of each other Warrant Agreement). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Warrants and the applicable Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.5).

  UNSECURED OBLIGATIONS OF A HOLDING COMPANY

    The Warrants are unsecured obligations of Holdings and, therefore, changes in the perceived creditworthiness of Holdings may be expected to affect trading prices in Warrants. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to satisfy its financial obligations, including Warrants, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amount in respect of Warrants or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions. Additionally, since Warrants will be obligations of a holding company, the ability of holders of Warrants to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

CERTAIN ITEMS APPLICABLE TO CURRENCY WARRANTS, INDEX WARRANTS AND INTEREST RATE
  WARRANTS

  EXERCISE OF WARRANTS

    Except as may otherwise be provided in the applicable Prospectus Supplement relating thereto, (a) each Currency Warrant, Index Warrant and Interest Rate Warrant will entitle the owner, upon payment of the exercise price, if any, to receive the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date, in each case as such terms will further be defined in the applicable Prospectus Supplement relating thereto (Section 2.2) and (b) if not exercised prior to 1:30 p.m., New York City time, on the Business Day preceding the applicable Warrant Expiration Date, the Warrants will be deemed automatically exercised on such Warrant Expiration Date (Section 2.3). As described below, Currency Warrants, Index Warrants and Interest Rate Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Currency Warrants, Index Warrants and Interest Rate Warrants will be set out in the applicable Prospectus Supplement.

  MARKET DISRUPTION AND FORCE MAJEURE EVENTS

    If so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event or Force Majeure Event (as each term shall be defined therein), the Cash Settlement Value of a Currency Warrant, an Index Warrant or an Interest Rate Warrant may be determined on a different basis than under normal exercise of a Warrant or the determination of the applicable Cash Settlement Value. In addition, if so specified in the applicable Prospectus Supplement, Currency Warrants, Index Warrants and Interest Rate Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

  SETTLEMENT CURRENCY

    Currency Warrants, Index Warrants and Interest Rate Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under applicable law) and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of the currency, security or other instrument underlying such Warrants. If any of the Currency Warrants, Index Warrants or Interest Rate Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by Holdings in respect of any series of Currency Warrants, Index Warrants or Interest Rate Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

  LISTING

    Unless otherwise provided in the Prospectus Supplement, each issue of Currency Warrants, Index Warrants and Interest Rate Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Warrants. It may be necessary in certain circumstances for such national securities exchange to obtain the approval of the SEC in connection with any such listing. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective (Section 2.3). The applicable Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. Holdings will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of Holdings not to seek delisting of such Warrants from, or permanent suspension of their trading on, such exchange (Section 2.4 of the Currency Warrant Agreement and the Interest Rate Warrant Agreement and Section 2.5 of the Index Warrant Agreement).

                               GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depository (a "Depository") identified in the Prospectus Supplement relating to such series. Global Securities representing Debt Securities or Debt Warrants may be issued in either registered or bearer form. Global Securities representing Currency Warrants, Index Warrants or Interest Rate Warrants will be issued in registered form only. Global Securities may be issued in either temporary or permanent form.

    The specific terms of the depository arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depository arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Securities which are to be represented by a Global Security in registered form to be deposited with or on behalf of a Depository will be registered in the name of such Depository or its nominee. Upon the issuance of a Global Security in registered form, the Depository for such Global Security will credit the respective principal amounts, in the case of Debt Securities, and the respective number of warrants, in the case of Warrants represented by such Global Security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Securities or by Holdings, if such Securities are offered and sold directly by Holdings. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depository for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants, governing such Securities. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants.

    Payments in respect of Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of Holdings, the underwriters, the applicable Trustee or Warrant Agent, any Paying Agent or any Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Holdings expects that the Depository for a permanent Global Security in registered form, upon receipt of any payment in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depository. Holdings also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    A Global Security in registered form may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If a Depository for a permanent Global Security in registered form is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by Holdings within 90 days, Holdings will issue Securities in definitive registered form in exchange for the Global Security representing such Securities. In addition, Holdings may at any time and in its sole discretion determine not to have any Securities in registered form represented by one or more Global Securities and, in such event, will issue Securities in definitive form in exchange for all of the Global Securities representing such Securities. Further, if Holdings so specifies with respect to the Securities of a series, an owner of a beneficial interest in a Global Security representing Securities of such series may, on terms acceptable to Holdings and the Depository for such Global Security, receive Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount, in the case of Debt Securities, or number, in the case of Warrants, to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as registered securities). Unless otherwise specified by Holdings, Securities of such series so issued in definitive form will be issued either as registered or bearer securities (if the Securities of such series are issuable in such form) and in authorized denominations, in the case of Debt Securities, or in authorized numbers, in the case of Warrants, as specified in the applicable Prospectus Supplement. See, however, "Description of Debt Securities--Limitations on Issuance of Bearer Securities" above for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

BEARER DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement, pending the availability of a permanent Global Security, all or any portion of the Debt Securities of a series which may be issuable as bearer securities will initially be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") for credit to the designated accounts. The interests of the beneficial owner or owners in such a temporary Global Security in bearer form will be exchangeable for (i) in whole, definitive Bearer Securities, (ii) in whole, Senior Debt Securities to be represented thereafter by one or more permanent Global Securities in bearer form, without interest coupons, and/or (iii) in whole or in part, definitive Registered Securities, (the date of such exchange, the "Exchange Date"); provided, however, that if definitive Bearer Securities have previously been issued in exchange for an interest in a permanent Global Security in bearer form representing Senior Debt Securities of the same series, then interests in such Senior Debt Securities (with certain exceptions) shall only thereafter be exchangeable, in whole, for definitive Bearer Securities, definitive Registered Securities, or any combination thereof (with certain exceptions) representing Debt Securities having the same interest rate and Stated Maturity, but only upon written certification in the form and to the effect described under "Denominations, Registration and Transfer" unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Debt Security represented by a permanent Global Security in bearer form may, on the applicable Exchange Date and upon 30 days' notice to the applicable Trustee given through Euroclear or Cedel, exchange its interest in whole for definitive Bearer Securities or, if specified in an applicable Prospectus Supplement, in whole or in part, for definitive Registered Securities of any authorized denomination, provided, however, that if definitive Bearer Securities are issued in partial exchange for Senior Debt Securities represented by such permanent Global Security or by a temporary Global Security in bearer form of the same series, such issuance (with certain exceptions) shall give rise to the exchange of such permanent Global Security in whole for, at the option of the Holders, definitive Bearer Securities, definitive Registered Securities, or any combination thereof. No Bearer Security delivered in exchange for a portion of a permanent Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

    Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of such a temporary Global Security in bearer form payable in respect of an Interest Payment Date occurring prior to the issuance of a permanent Global Security in bearer form will be paid to each of Euroclear and Cedel with respect to the portion of the temporary Global Security in bearer form held for its account. Each of Euroclear and Cedel will undertake in such circumstances to credit such interest received by it in respect of a temporary Global Security in bearer form to the respective accounts for which it holds such temporary Global Security in bearer form as of the relevant Interest Payment Date, but only upon receipt in each case of written certification, in the form and to the effect described under "Description of Debt Securities--Denomination, Registration and Transfer."

                             UNITED STATES TAXATION

    A summary of the material U.S. federal income tax consequences to U.S. persons investing in Securities will be set forth in the applicable Prospectus Supplement. The summary of U.S. federal income tax consequences contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Securities are urged to consult their own tax advisors prior to any acquisition of Securities.

                              CAPITAL REQUIREMENTS

    As a registered broker-dealer, Lehman Brothers is subject to the SEC's net capital rule (Rule 15c3-1, the "Net Capital Rule"), promulgated under the Exchange Act. The Exchange monitors the application of the Net Capital Rule by Lehman Brothers. Lehman Brothers computes net capital under the alternative method of the Net Capital Rule which requires the maintenance of minimum net capital, as defined. A broker-dealer may be required to reduce its business if its net capital is less than 4% of aggregate debit balances and may also be prohibited from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances. In addition, the Net Capital Rule does not allow withdrawal of subordinated capital if net capital would be less than 5% of such debit balances.

    The Net Capital Rule also limits the ability of broker-dealers to transfer large amounts of capital to parent companies and other affiliates. Under the Net Capital Rule equity capital cannot be withdrawn from a broker-dealer without the prior approval of the SEC when net capital after the withdrawal would be less than 25% of its securities positions haircuts (which are deductions from capital of certain specified percentages of the market value of securities to reflect the possibility of a market decline prior to disposition). In addition, the Net Capital Rule requires broker-dealers to notify the SEC and the appropriate self-regulatory organization two business days before a withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000 or 30% of the broker-dealer's excess net capital, and two business days after a withdrawal that exceeds the greater of $500,000 or 20% of excess net capital. Finally, the Net Capital Rule authorizes the SEC to order a freeze on the transfer of capital if a broker-dealer plans a withdrawal of more than 30% of its excess net capital and the SEC believes that such a withdrawal would be detrimental to the financial integrity of the firm or would jeopardize the broker-dealer's ability to pay its customers.

    Compliance with the Net Capital Rule could limit those operations of Lehman Brothers that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict Holdings' ability to withdraw capital from Lehman Brothers which in turn could limit Holdings' ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

    The Company is subject to other domestic and international regulatory requirements with which it is required to comply.

                              PLAN OF DISTRIBUTION

    Holdings may sell Securities in any one or more of the following ways: (i) through, or through underwriting syndicates managed by, Lehman Brothers alone or with one or more other underwriters; (ii) through one or more dealers or agents (which may include Lehman Brothers); or (iii) directly to one or more purchasers. The specific managing underwriter or underwriters or agent or agents with respect to the offer and sale of Securities are set forth on the cover of a Prospectus Supplement relating to such Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. Only the underwriters or agents so named in a Prospectus Supplement are underwriters or agents, respectively, in connection with such Securities. The applicable Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting or agency compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which such Securities will be listed.

    Securities acquired by any underwriter will be acquired for its own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. To the extent, if any, that Securities to be purchased by Lehman Brothers, as underwriter, are not resold by it or are not resold at the public offering price set forth in an applicable Prospectus Supplement, the funds derived from such offering by the Company on a consolidated basis may be reduced.

    If so indicated in an applicable Prospectus Supplement, Holdings will authorize the underwriters named therein to solicit offers to certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in an applicable Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate proceeds to Holdings of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, educational charitable institutions and such other institutions as may be approved by Holdings. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) Holdings shall have sold to such underwriters all of such Securities less the amount of such securities covered by such arrangements. Underwriters named therein will not have any responsibility in respect of the validity of such arrangements or the performance of Holdings or such institutional investors thereunder.

    Each distributor of Bearer Securities will agree that it will not offer or sell during the restricted period, directly or indirectly, Bearer Securities in the United States or to United States persons (other than as discussed under "Description of Debt Securities--Limitations on Issuance of Bearer Securities") and in connection with the sale of Bearer Securities during the restricted period, will not deliver definitive Bearer Securities within the United States. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Each underwriter or agent will represent and agree that (i) it has not offered and sold and will not offer or sell, prior to the date six months after the date of issue in the case of the Debt Securities, any Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offer of Securities Regulations 1995;
(ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

    The underwriters and agents named in an applicable Prospectus Supplement may be entitled under agreements entered into with Holdings to indemnification by Holdings against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters and agents may be required to make in respect thereof. The underwriters and agents may engage in transactions with, or perform services for, Holdings in the ordinary course of business.

    This Prospectus together with an applicable Prospectus Supplement may also be used by Lehman Brothers in connection with offers and sales of Securities related to market making transactions by and through Lehman Brothers at negotiated prices related to prevailing market prices at the time of sale. Lehman Brothers may act as principal or agent in such transactions. Lehman Brothers is not obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice. No assurance can be given that there will be a secondary market for the Securities.

    The underwriting and agency arrangements for any offering of the Securities will comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm's participating in distributing its affiliate's securities.

                                 ERISA MATTERS

    Each of Holdings and Lehman Brothers may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code, with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code. ANY EMPLOYEE BENEFIT PLAN PROPOSING TO INVEST IN THE SECURITIES SHOULD CONSULT WITH ITS LEGAL COUNSEL.

                                 LEGAL OPINIONS

    Unless otherwise indicated in an applicable Prospectus Supplement relating to offered Securities, the validity of the Securities offered hereby will be passed upon for Holdings by Karen M. Muller, Esq., Deputy General Counsel of Holdings and for the underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett acts as counsel in various matters for Holdings, Lehman Brothers and certain of their subsidiaries.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and schedules of the Company for the year ended November 30, 1996, the year ended November 30, 1995 and for the eleven months ended November 30, 1994, appearing in the Company's Annual Report on Form 10-K for the year ended November 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

                                  $20,000,000

                         LEHMAN BROTHERS HOLDINGS INC.

            10 UNCOMMON VALUES-REGISTERED TRADEMARK- INDEX SUNS(SM)

                     STOCK UPSIDE NOTE SECURITIES(SM) NOTES
                                DUE JULY 3, 2004

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                             PROSPECTUS SUPPLEMENT

                                          , 2001
                 (INCLUDING PROSPECTUS DATED FEBRUARY 17, 1998)
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                                LEHMAN BROTHERS